UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT of 1934 (Amendment No.     )

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NxSTAGE MEDICAL, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NxSTAGE MEDICAL, INC.
439 South Union Street, 5th Floor
Lawrence, Massachusetts 01843

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 27, 2010

To our stockholders:

We invite you to our 2010 Annual Meeting of Stockholders, which will be held at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, on Thursday, May 27, 2010 at 10:00 a.m., local time. At the annual meeting, stockholders will consider and act upon the following matters:

1. the election of eight members to our board of directors;

2. the ratification of the selection by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the 2010 fiscal year; and

3. the transaction of such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on April 5, 2010, the record date for the annual meeting, are entitled to notice of, and to vote at, the annual meeting. Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the annual meeting, we hope you will take the time to vote your shares. If you are a stockholder of record, you may vote over the Internet, by telephone or by completing and mailing the enclosed proxy card in the envelope provided. If your shares are held in “street name,” that is, held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted at the annual meeting.

Our stock transfer books will remain open for the purchase and sale of our common stock.

By Order of the Board of Directors,

Winifred L. Swan
Secretary

Lawrence, Massachusetts
April 29, 2010

NxSTAGE MEDICAL, INC.
439 South Union Street, 5th Floor
Lawrence, Massachusetts 01843

Proxy Statement for the 2010 Annual Meeting of Stockholders
To Be Held on May 27, 2010

This proxy statement contains information about the 2010 Annual Meeting of Stockholders of NxStage Medical, Inc., including postponements and adjournments of the meeting. We are holding the annual meeting at Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109, on Thursday, May 27, 2010 at 10:00 a.m., local time.

We are sending you this proxy statement in connection with the solicitation of proxies by our Board of Directors for use at the annual meeting.

We are mailing our Annual Report to Stockholders for the year ended December 31, 2009 with these proxy materials on or about April 29, 2010

You can find our Annual Report on Form 10-K for the year ended December 31, 2009 on our website at www.nxstage.com or through the Securities and Exchange Commission’s electronic data system, called EDGAR, at www.sec.gov. You may also obtain a printed copy of our Annual Report on Form 10-K, free of charge, from us by sending a written request to: Investor Relations, NxStage Medical, Inc., 439 South Union Street, 5th Floor, Lawrence, Massachusetts 01843. Exhibits will be provided upon written request and payment of appropriate processing fees.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 27, 2010.

The Notice of Annual Meeting of Stockholders, Proxy Statement and 2009 Annual Report to Stockholders are available at www.nxstage.com/proxy.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q.	Who can vote at the annual meeting?	A.	To be able to vote, you must have been a stockholder of record at the close of business on April 5, 2010, the record date for our annual meeting. The number of outstanding shares entitled to vote at the annual meeting is 48,261,865 shares of our common stock.

If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the annual meeting, or any postponements or adjournments of the annual meeting.
Q.	What are the voting rights of the holders of common stock?	A.	Each outstanding share of our common stock will be entitled to one vote on each matter considered at the annual meeting.
Q.	How do I vote?	A.	If you are a record holder, meaning your shares are registered in your name, you may vote:

(1.) Over the Internet: Go to the website of our tabulator, Computershare Investor Services, at www.investorvote.com/NXTM. Use the vote control number printed on your enclosed proxy card to access your account and vote your shares. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions. You must submit your internet proxy before 11:59 p.m. Eastern Time on May 26, 2010, the day before the annual meeting, for your proxy to be valid and your vote to count.

(2.) By Telephone: Call 1-800-652-VOTE (8683) toll free from the U.S. and Canada, and follow the instructions on your enclosed proxy card. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions. You must submit your telephonic proxy before 11:59 p.m. Eastern Time on May 26, 2010, the day before the annual meeting, for your proxy to be valid and your vote to count.

(3.) By Mail: Complete and sign your enclosed proxy card and mail it in the enclosed postage prepaid envelope to Computershare Investor Services. Your shares will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors. Computershare must receive your proxy card not later than May 26, 2010, the day before the annual meeting, for your proxy to be valid and your vote to count.

(4.) In Person at the Meeting: If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the meeting.
If your shares are held in “street name,” meaning they are held for your account by a broker or other nominee, you may vote:
(1.) Over the Internet or by Telephone: You will receive instructions from your broker or other nominee if they permit Internet or telephone voting. You should follow those instructions.
(2.) By Mail: You will receive instructions from your broker or other nominee explaining how you can vote your shares by mail. You should follow those instructions.

(3.) In Person at the Meeting: Contact your broker or other nominee who holds your shares to obtain a brokers’ proxy card and bring it with you to the meeting. A broker’s proxy card is not the form of proxy card enclosed with this proxy statement. You will not be able to vote shares you hold in “street name” in person at the meeting unless you have a proxy from your broker issued in your name giving you the right to vote your shares.

Q.	Can I change my vote?	A.	If your shares are registered directly in your name, you may revoke your proxy and change your vote at any time before the annual meeting. To do so, you must do one of the following:
(1.) Vote over the Internet or by telephone as instructed above. Only your latest Internet or telephone vote is counted.
(2.) Sign a new proxy and submit it as instructed above. Only your latest dated proxy will be counted.
(3.) Attend the annual meeting, request that your proxy be revoked and vote in person as instructed above. Attending the annual meeting will not revoke your proxy unless you specifically request it.
If your shares are held in street name, you may submit new voting instructions by contacting your broker, bank or nominee. You may also vote in person at the meeting if you obtain a broker’s proxy as described in the answer above.
Q.	Will my shares be voted if I don’t return my proxy?	A.	If your shares are registered directly in your name, your shares will not be voted if you do not vote over the Internet, by telephone, by returning your proxy or voting by ballot at the meeting. If your shares are held in “street name,” your brokerage firm may, under certain circumstances, vote your shares if you do not return your proxy. Brokerage firms can vote customers’ unvoted shares on routine matters. If you do not return a proxy to your brokerage firm to vote your shares, your brokerage firm may, on routine matters, either vote your shares or leave your shares unvoted. Your brokerage firm cannot vote your shares on any matter that is not considered routine.
Proposal 1, election of directors, is a non-routine matter and Proposal 2, ratification of the selection of our independent registered public accounting firm, is considered a routine matter. Your brokerage firm cannot vote your shares with respect to Proposal 1 unless it receives your voting instructions. We encourage you to provide voting instructions to your brokerage firm by giving your proxy to them. This ensures that your shares will be voted at the annual meeting according to your instructions. You should receive directions from your brokerage firm about how to submit your proxy to them at the time you receive this proxy statement.
Q.	How many shares must be present to hold the annual meeting?	A.	A majority of our outstanding shares of our common stock must be present at the annual meeting to hold the meeting and conduct business. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are voted over the Internet, by telephone or by completing and submitting a proxy or that are represented in person at the meeting. Further, for purposes of establishing a quorum, we will count as present shares that a stockholder holds even if the stockholder votes to abstain or votes on at least one of the matters to be voted upon.

If a quorum is not present, we expect to adjourn the meeting until we obtain a quorum.
Q.	What vote is required to approve each matter and how are votes counted?	A.
Proposal 1—Election of Directors

The nominees for directors who receive the highest number of votes FOR election will be elected as directors. This is called a plurality. Abstentions are not counted for purposes of electing directors. If your shares are held by your broker in “street name,” and you do not vote your shares, your brokerage firm cannot vote your unvoted shares on Proposal 1. You may:

• vote FOR any or all of the nominees; or
• WITHHOLD your vote from any or all of the nominees.
Votes that are withheld will not be included in the vote tally for the election of the directors and will not affect the results of the vote.
Proposal 2—Ratification of Selection of Independent Registered Public Accounting Firm
To approve Proposal 2, stockholders holding a majority of the shares of our common stock present or represented by proxy at the meeting and voting on the matter must vote FOR the proposal. If your shares are held by your broker in “street name,” and you do not vote your shares, your brokerage firm may vote your unvoted shares on Proposal 2. If you vote to ABSTAIN on Proposal 2, your shares will not be voted in favor of or against the proposal and will also not be counted as votes cast or shares voting on the matter. As a result, voting to ABSTAIN will have no effect on the voting on the proposal.
Although stockholder approval of our Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm is not required, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the annual meeting, our Audit Committee will reconsider its selection of Ernst & Young LLP.
Q:	Are there other matters to be voted on at the annual meeting?	A.	We do not know of any other matters that may come before the meeting other than the election of directors and the ratification of the selection of our independent registered public accounting firm. If any other matters are properly presented at the meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment on the matter.
Q.	Where can I find the voting results?	A.	We expect to report the voting results on a Form 8-K within four days of the 2010 Annual Meeting.
Q.	Who will bear the costs of soliciting proxies?	A.	We will bear the cost of soliciting proxies. In addition to these proxy materials, our directors, officers and employees may solicit proxies by telephone, e-mail, facsimile and in person, without additional compensation. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for distributing proxy materials.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of March 15, 2010, or such later date as indicated below, with respect to the beneficial ownership of our common stock by:

•	each person whom we know beneficially owns more than 5% of the outstanding shares of our common stock;

•	each of our directors, all of whom are nominees for election as directors at the annual meeting;

•	our principal executive officer, our principal financial officer and our three other most highly compensated executive officers who were serving as executive officers on December 31, 2009, whom we refer to collectively as our “named executive officers”; and

•	all of our directors and executive officers as a group.

The number of shares of our common stock owned by each person is determined under the rules of the Securities and Exchange Commission, or SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after March 15, 2010, or May 13, 2010, through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power, or shares such power with his or her spouse, with respect to the shares set forth in the following table. The inclusion in this table of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

Percentage of common stock outstanding is based on 48,208,348 shares of our common stock outstanding as of March 15, 2010. Shares of common stock subject to stock options currently exercisable, or exercisable within 60 days, are deemed outstanding for the percentage ownership of the person holding such stock options but are not deemed outstanding for any other person.

Unless otherwise indicated below, the address for each person is to the care of NxStage Medical, Inc., 439 South Union Street, 5th Floor, Lawrence, Massachusetts 01843.

	Shares of
	Common Stock		Percentage
	Beneficially		of Common
Name and Address	Owned		Stock Outstanding

5% Stockholders
David S. Utterberg	8,503,309	(1)(6)(7)	17.6%
Credit Suisse (Sprout Entities)	7,127,200	(2)(8)	14.8%
Eleven Madison Avenue
New York, New York 10010
OrbiMed Advisors, LLC	6,855,034	(3)	14.2%
767 Third Avenue
New York, New York 10017
Deerfield	4,659,594	(4)	9.7%
780 Third Avenue, 37th Floor
New York, NY 10017
Massachusetts Financial Services Company	3,068,860	(5)	6.4%
500 Boylston Street
Boston MA 02116
Directors(7)
Jeffrey H. Burbank	1,363,094	(7)	2.8%
Philippe O. Chambon	7,226,795	(7)(8)	15.0%
Daniel A. Giannini	95,625	(7)	*
Reid S. Perper	257,393	(7)	*
Craig W. Moore	128,790	(7)	*
Jonathan T. Silverstein	6,855,034	(3)(7)	14.2%
Earl R. Lewis	47,166		*
Other Executive Officers
Robert S. Brown	338,304	(7)	*
Winifred L. Swan	268,020	(7)	*
Joseph E. Turk, Jr	392,269	(7)	*
Michael J. Webb	176,174	(7)	*
All directors and executive officers as a group (13 persons)	25,802,566	(9)	51.0%

*	Represents holdings of less than one percent.

(1)	Consists of (a) 8,435,309 shares of our common stock and (b) 68,000 shares of common stock which Mr. Utterberg has the right to acquire within 60 days of March 15, 2010 upon exercise of outstanding stock options (See Notes 6 and 7 below).

(2)	This information is provided by Credit Suisse jointly with its affiliates, the Sprout Entities, and is as of March 25, 2010. As of March 25, 2010, the Sprout Entities may be deemed to beneficially own an aggregate of 7,127,200 shares of common stock, which includes 204,445 shares of common stock issuable upon exercise of outstanding warrants, consisting of (i) 2,768,323 shares of common stock and 81,755 shares of common stock issuable upon exercise of outstanding warrants held directly by Sprout Capital IX, L.P., (ii) 2,473,236 shares of common stock and 73,040 shares of common stock issuable upon exercise of outstanding warrants held directly by Sprout Capital VIII, L.P., (iii) 974,305 shares of common stock and 28,774 shares of common stock issuable upon exercise of outstanding warrants held directly by Sprout Capital VII, L.P., (iv) 11,339 shares of common stock and 335 shares of common stock issuable upon exercise of outstanding warrants held directly by Sprout CEO Fund, L.P., (v) 11,030 shares of common stock and 326 shares of common stock issuable upon exercise of outstanding warrants held directly by Sprout

Entrepreneurs Fund, L.P., (vi) 131,474 shares of common stock and 3,883 shares of common stock issuable upon exercise of outstanding warrants held directly by Sprout IX Plan Investors, L.P., (vii) 55,380 shares of common stock and 1,635 shares of common stock issuable upon exercise of outstanding warrants held directly by Sprout Plan Investors, L.P., (viii) 148,435 shares of common stock and 4,384 shares of common stock issuable upon exercise of outstanding warrants held directly by Sprout Venture Capital, L.P., (ix) 158,950 shares of common stock and 4,694 shares of common stock issuable upon exercise of outstanding warrants held directly by DLJ ESC II, L.P. and (x) 190,283 shares of common stock and 5619 shares of common stock issuable upon exercise of outstanding warrants held directly by DLJ Capital Corporation, or DLJCC.. Excludes 272,582 shares of common stock held directly by CSFB Fund Co-Investment Program, L.P., 35,643 shares held directly by Credit Suisse Securities USA L.L.C. and 51,819 shares held directly by Credit Suisse Capital LLC. Such shares are held for the benefit of Credit Suisse and the Sprout Entities has no voting or dispositive power over the shares.

(3)	This information is provided by OrbiMed Advisors LLC jointly with its affiliated entities and is as of December 31, 2009. As of December 31, 2009, OrbiMed Advisors LLC and its affiliated entities beneficially own 6,855,034 shares of common stock, including 1,111,111 shares issuable upon exercise of outstanding warrants. Of this amount, Caduceus Private Investments III, LP (“Caduceus”) and OrbiMed Associates III, LP (“Associates”), hold 5,664,245 and 54,011 shares, respectively. OrbiMed Advisors LLC (“Advisors”), pursuant to its authority under its investment advisory contract with Associates, may be considered to hold indirectly 54,011 shares of common stock and OrbiMed Capital GP III LLC (“Capital”), pursuant to its authority as general partner of Caduceus, may be considered to hold indirectly 5,664,245 shares of common stock. This amount represents (i) warrants to purchase 1,100,629 shares of common stock held by Caduceus, and (ii) warrants to purchase 10,482 shares of common stock held by Associates. Advisors, pursuant to its authority under its investment advisory contract with Associates, may be considered to hold indirectly warrants to purchase 10,482 shares of common stock and Capital, pursuant to its authority as general partner of Caduceus, may be considered to hold indirectly warrants to purchase 1,100,629 shares of common stock. These amounts also include (i) options to purchase 25,425 shares of common stock held by Caduceus, and (ii) options to purchase 242 shares of common stock held by Associates. The options were granted directly to Mr. Silverstein, a director of NxStage. Mr. Silverstein is also a general partner of Advisors and Capital. Mr. Silverstein is obligated to transfer any shares issued under the options to Associates and Caduceus. Mr. Samuel D. Isaly is the owner of a controlling interest in both OrbiMed Advisors LLC and OrbiMed Capital GP III LLC. Thus, OrbiMed Advisors LLC, OrbiMed Capital GP III LLC and Mr. Isaly may be deemed directly or indirectly, including by reason of their mutual affiliation, to be the beneficial owners of 6,841,034 shares of common stock, including 1,111,111 shares issuable upon exercise of warrants.

(4)	This information is taken from a Schedule 13G filed on February 12, 2010 by Deerfield Management Co. and its affiliated entities (“Deerfield”) and is as of December 31, 2009. As of December 31, 2009, the Deerfield entities beneficially owned, either directly or indirectly an aggregate of 4,659,594 shares of common stock, including 251,111 shares of common stock issuable upon exercise of outstanding warrants, consisting of (i) 1,069,051 shares of common stock beneficially owned by Deerfield Partners, L.P., (ii) 558,137 shares of common stock, including 57,103 shares of common stock issuable upon exercise of outstanding warrants beneficially owned by Deerfield Special Situations Fund, L.P., (iii) 1,500,783 shares of common stock beneficially owned by Deerfield International Limited, (iv) 988,264 shares of common stock, including 105,115 shares of common stock issuable upon exercise of outstanding warrants beneficially owned by Deerfield Special Situations Fund International Limited, (v) 204,303 shares of common stock, including 34,050 shares of common stock issuable upon exercise of outstanding warrants beneficially owned by Deerfield Private Design Fund, L.P., (vi) 2,160,547 including 145,996 shares of common stock issuable upon exercise of outstanding warrants beneficially owned by Deerfield Capital, L.P., and (vii) 2,489,047, including 105,115 shares of common stock issuable upon exercise of outstanding warrants beneficially owned by Deerfield Management Company, L.P. In addition, Mr. James E. Flynn holds controlling interests in all Deerfield entities and may be deemed to beneficially own 4,659,594 shares of common stock, including 251,111 shares of common stock issuable upon exercise of outstanding warrants.

(5)	This information is taken from a Schedule 13G filed on February 5, 2010 and is as of December 31, 2009. As of December 31, 2009 mutual funds and other client accounts for which Massachusetts Financial Services Company, d/b/a MFS Investment Management, or a subsidiary of Massachusetts Financial Services Company (collectively, “MFS”), act as investment adviser, beneficially owned 3,068,860 shares of common stock, including 88,889 shares of common stock issuable upon exercise of outstanding warrants. As an investment advisor, MFS has sole voting and investment power over all of the shares beneficially held by these funds and accounts.

(6)	David Utterberg, a greater than 5% stockholder, is also a member of our Board of Directors.

(7)	The number of shares of our common stock that each person is deemed to beneficially own includes the number of shares of our common stock which such person has the right to acquire within 60 days after March 15, 2010 upon exercise of outstanding stock options as set forth opposite his or her name:

Number of
Name	Shares

Jeffrey H. Burbank	852,526
Philippe O. Chambon	68,000
Daniel A. Giannini	71,000
Reid S. Perper	68,000
David S. Utterberg	68,000
Craig W. Moore	86,791
Jonathan T. Silverstein	25,667
Robert S. Brown	316,205
Winifred L. Swan	222,791
Joseph E. Turk, Jr	271,209
Michael J. Webb	160,172

(8)	Includes 7,127,200 shares of common stock including 204,445 shares of common stock issuable upon exercise of outstanding warrants held by various Sprout entities. Dr. Chambon is a managing director of New Leaf Venture Partners, L.L.C, or NLV, and is a limited partner of DLJ Associates IX, L.P., DLJ Asscoiates VIII, L.P., and DLJ Associates VII, L.P. NLV has entered into a sub-management agreement with DLJ Capital Corporation, or DLJCC, whereby NLV and its principals, including Dr. Chambon, provide DLJCC with investment management services on the various investments held by various Sprout Group venture capital funds, including (i) 2,768,323 shares of common stock and 81,755 shares of common stock issuable upon exercise of outstanding warrants held directly by Sprout Capital IX, L.P., (ii) 2,473,236 shares of common stock and 73,040 shares of common stock issuable upon exercise of outstanding warrants held directly by Sprout Capital VIII, L.P., (iii) 974,305 shares of common stock and 28,774 shares of common stock issuable upon exercise of outstanding warrants held directly by Sprout Capital VII, L.P., (iv) 11,339 shares of common stock and 335 shares of common stock issuable upon exercise of outstanding warrants held directly by Sprout CEO Fund, L.P., (v) 11,030 shares of common stock and 326 shares of common stock issuable upon exercise of outstanding warrants held directly by Sprout Entrepreneurs Fund, L.P., (vi) 131,474 shares of common stock and 3,883 shares of common stock issuable upon exercise of outstanding warrants held directly by Sprout IX Plan Investors, L.P., (vii) 55,380 shares of common stock and 1,635 shares of common stock issuable upon exercise of outstanding warrants held directly by Sprout Plan Investors, L.P., (viii) 148,435 shares of common stock and 4,384 shares of common stock issuable upon exercise of outstanding warrants held directly by Sprout Venture Capital, L.P., (ix) 158,950 shares of common stock and 4,694 shares of common stock issuable upon exercise of outstanding warrants held directly by DLJ ESC II, L.P., and (x) 190,283 shares of common stock and 5,619 shares of common stock issuable upon exercise of outstanding warrants held directly by DLJ Capital Corporation, or DLJCC. Dr. Chambon expressly disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Dr. Chambon also directly owns 31,595 shares of common stock.

(9)	Includes an aggregate of 2,344,425 shares of our common stock which all executive officers and directors have the right to acquire within 60 days after March 15, 2010 upon exercise of outstanding stock options.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board of Directors recommends a vote “FOR” the election of each of Messrs. Burbank, Chambon, Giannini, Lewis, Moore, Perper, Silverstein and Utterberg.

Our Board of Directors currently consists of eight members who serve one-year terms. Our Board of Directors has set the authorized number of directors at eight, and we are proposing the election of eight members at the annual meeting.

The persons named in the enclosed proxy will vote to elect as directors Jeffrey H. Burbank, Philippe O. Chambon, Daniel A. Giannini, Earl R. Lewis, Craig W. Moore, Reid S. Perper, Jonathan T. Silverstein, and David S. Utterberg, unless you indicate on your proxy that your shares should be withheld from one or more of these nominees. All nominees are currently members of our Board of Directors.

If elected, the nominees will hold office until our Annual Meeting of Stockholders in 2011 and until their successors are duly elected and qualified. Each of the nominees has indicated his willingness to serve, if elected; however, if any nominee should be unable to serve, the shares of our common stock represented by proxies may be voted for a substitute nominee designated by our Board of Directors.

Below are the names, ages, the principal occupation and business experience for at least the past five years for each member of the Board of Directors, each of whom is a nominee for election at the annual meeting. Information with respect to the number of shares of our common stock beneficially owned by each director, directly or indirectly, as of March 15, 2010 appears above under the heading “Stock Ownership of Certain Beneficial Owners and Management.”

Director Qualifications

In considering whether to recommend any candidate for inclusion in the Board of Directors’ slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee applies the criteria that are set forth in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. Our Corporate Governance Guidelines also provide that director nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law and state that the value of diversity on the Board should be considered. We believe that Board membership should reflect diversity in its broadest sense, including persons diverse in geography and background. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each nominee. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow our Board of Directors to fulfill its responsibilities.

The biographies of each of the nominees below contains information regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he should serve as a director. We also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated strong business acumen and an ability to exercise sound judgment, as well as a commitment of service to NxStage and our Board. In addition, we value their significant experience on other company boards of directors and board committees. The following paragraphs also provide information as of the date of this proxy statement that each director has given us about his age, all positions he holds, his principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he currently serves as a director or has served as a director during the past five years.

Information about the number of shares of common stock beneficially owned by each director appears above under the heading “Security Ownership of Certain Beneficial Owners and Management.” See also “Certain Relationships and Related Transactions.” There are no family relationships among any of the directors and executive officers of NxStage.

Director Nominees

Jeffrey H. Burbank, age 47, has been our President and Chief Executive Officer and a director of NxStage since 1999. Prior to joining NxStage, Mr. Burbank was a founder and the Chief Executive Officer of Vasca, Inc., a medical device company that developed and marketed a blood access device for dialysis patients. He gained significant renal industry experience during his nine years at Gambro, Inc., in the Renal Division, with his last position as Director of Marketing and Advanced Technologies in 1995. Mr. Burbank received his BS in Industrial Engineering from Lehigh University. Mr. Burbank brings entrepreneurial skill, leadership, and technical and medical device experience in the renal dialysis industry to our Board.

Philippe O. Chambon, M.D., Ph.D., age 52, has served as a director of NxStage since 1998, has been Chairman of our Board of Directors since December 2004 and currently serves on our Compensation and Nominating and Corporate Governance Committees. Dr. Chambon is a Managing Director and founder of New Leaf Venture Partners, a spin-off from The Sprout Group, or Sprout. He joined Sprout in May 1995 and became a General Partner in January 1997. He invests broadly in healthcare technology companies. He also is currently on the board of Auxilium Pharmaceuticals as well as several private companies. Previously, Dr. Chambon served on the board of PharSight Corporation from 1997 to 2007, and as Manager in the Healthcare Practice of The Boston Consulting Group from May 1993 to April 1995. From September 1987 to April 1993, he was an executive with Sandoz Pharmaceutical, where he led strategic product development, portfolio management and pre-marketing activities in his capacity as Executive Director of New Product Management. Dr. Chambon did graduate research in molecular immunology at The Pasteur Institute and earned a MD, Ph.D. from the University of Paris. He also has an MBA from Columbia University in New York. Dr. Chambon brings leadership, corporate governance, strategic, capital market and small company build-up experience, within the healthcare technology sector, to our Board.

Daniel A. Giannini, age 60, has served as a director of NxStage since October 2005 and currently serves as chair of our Audit Committee and a member of our Nominating and Corporate Governance Committee. He also serves as a director on several private and non-profit company boards. Mr. Giannini retired in June 2005, after a more than 30-year career as a Certified Public Accountant with PricewaterhouseCoopers LLP. During his last five years at PricewaterhouseCoopers LLP, Mr. Giannini served as an audit partner and led the firm’s Atlanta office’s Technology, Information, Communications and Entertainment practice. Mr. Giannini received a B.S. degree in Business Administration from LaSalle University. Mr. Giannini brings corporate governance, internal control and financial reporting experience to the Board.

Earl R. Lewis, age 66, has served as a director of NxStage since October 2008 and currently serves a member of our Compensation Committee. Since 2000, Mr. Lewis has been the Chairman, President and CEO of Flir Systems Inc., a manufacturer of thermal imaging and infrared camera systems. Prior to 2000, he served as CEO and President at Thermo Instrument Systems, Inc. He also served Thermo in various executive capacities, including President and Chief Operating Officer, CEO and President of Thermo Optek Corp., and President of Thermo Jarrell Ash Corp. In addition to serving on the board of Flir Systems, Inc., Mr. Lewis is a member of the Board of Directors of Harvard BioScience and American DG Energy, Inc. Mr. Lewis is a Trustee of Clarkson University and New Hampton School. Mr. Lewis holds a B.S. from Clarkson College of Technology and has attended post-graduate programs at the University of Buffalo, Northeastern University and Harvard University. Mr. Lewis has a professional Director Certification, earned through an extended series of director education programs sponsored by the Corporate Directors Group, an accredited organization of RiskMetrics ISS. Mr. Lewis brings leadership, general management, and large public company operational, financial and corporate experience to our Board.

Craig W. Moore, age 65, has served as a director of NxStage since 2002 and currently serves as chair of our Compensation Committee and a member of our Audit Committee. Mr. Moore is also a member of Board of Directors of ThermoGenesis and serves on their Audit and Compensation Committees. From 1986 to 2001, Mr. Moore was Chairman of the Board of Directors and Chief Executive Officer at Everest Healthcare Services Corporation, a provider of dialysis to patients with renal failure. Since 2001, Mr. Moore has acted as a consultant to various companies in the healthcare services industry. From 1986 through 2001, Mr. Moore was President of Continental Health Care, Ltd., an extracorporeal services and supply company, and from

1990 through 2004, he was President of New York Dialysis Management, a dialysis management business. Mr. Moore also serves as a director on several private company boards. Mr. Moore brings leadership, corporate and dialysis services industry experience to our Board.

Reid S. Perper, age 50, has served as a director of NxStage since September 2005 and currently serves as a member of our Audit Committee. Since September 2008, Mr. Perper has been a founder and partner of MCT Advisors LLP, a London based financial advisory firm. From January 2004 to March 2009, Mr. Perper was Managing Director of Healthcare Investment Partners LLC. From November 2000 through June 2003, Mr. Perper was a Managing Director and Co-Head of Europe for CSFB Private Equity. Prior to joining CSFB, Mr. Perper was a Managing Director of DLJ Merchant Banking Partners. Mr. Perper joined Donaldson, Lufkin & Jenrette in 1988. Mr. Perper also served as an investment professional for Caxton Europe Asset Management Ltd. from May 2004 through July 2005. Mr. Perper brings over 20 years of experience in private equity, as well as strategic and capital market experience, particularly within medical devices, healthcare services, pharmaceuticals and biotechnology, to our Board.

Jonathan T. Silverstein, age 43, has served as a director of NxStage since July 2008 and currently serves as chair of our Nominating and Corporate Governance Committee. Since 1998, Mr. Silverstein has been a General Partner at OrbiMed Advisors, LLC., an asset management firm solely focused in healthcare with several billion in assets under management. Prior to 1998, Mr. Silverstein was the Director of Life Sciences in the Investment Banking Department at Sumitomo Bank. Mr. Silverstein currently serves on the board of directors of a number of private companies. Mr. Silverstein has a B.A. in Economics from Denison University and a J.D. and M.B.A. from the University of San Diego. NxStage appointed Mr. Silverstein, a General Partner of OrbiMed Advisors, LLC, to its Board in connection with a private placement of shares of NxStage’s common stock and warrants to purchase shares of its common stock, which was completed in two tranches on May 28, 2008 and on August 1, 2008. Mr. Silverstein brings leadership, strategic, small company build-up and capital market experience, particularly within the life science sector, to our Board.

David S. Utterberg, age 64, has served as a director of NxStage since 1998. Between 1981 and 2007, Mr. Utterberg served as the Chief Executive Officer, President and sole stockholder of Medisystems Corporation, which was acquired by NxStage, together with certain affiliated entities, on October 1, 2007. Mr. Utterberg presently serves as the President and Director of Lifestream Medical Corporation, a private medical device company, as well as the President, Director and Chairman of DSU Medical Corporation, or DSU, a private company. DSU holds and licenses over 90 U.S. and foreign patents and other intellectual property in medical technology focused on extracorporeal therapy devices. Mr. Utterberg brings technical and entrepreneurial experience specifically relating to renal care products and the dialysis industry to our Board.

CORPORATE GOVERNANCE

General

Our Board of Directors believes that good corporate governance is important to ensure that NxStage is managed for the long-term benefit of our stockholders. This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of our corporate governance guidelines, committee charters and code of conduct described below are available under the investor information section of our website at www.nxstage.com. Alternatively, you can request a copy of any of these documents by writing to: Investor Relations, NxStage Medical, Inc., 439 South Union Street, 5th Floor, Lawrence, Massachusetts 01843.

Corporate Governance Guidelines

Our Board of Directors has adopted corporate governance guidelines to assist it in the exercise of its duties and responsibilities and to serve the best interests of NxStage and our stockholders. These guidelines, which provide a framework for the conduct of our Board of Directors, provide that:

•	the principal responsibility of our directors is to oversee our management;

•	a majority of the members of our Board of Directors shall be independent directors;

•	independent directors meet periodically in executive session;

•	directors have full and free access to management and, as necessary and appropriate, independent advisors; and

•	at least annually our Board of Directors and its committees will seek to conduct a self-evaluation to determine whether they are functioning effectively.

Board Leadership Structure

We separate the roles of CEO and Chairman of the Board in recognition of the differences between the two roles. Separating these positions allows our CEO to focus on the day to day leadership and performance of the Company instead of Board administration. Our CEO is responsible for setting the strategic direction for the Company. The Chairman of our Board provides guidance to the CEO and sets the agenda for Board meetings and presides over meetings of the full Board. Our Chairman leads our Board in providing advice to and independent oversight of management. We believe this enhances the independent and objective assessment of risk by our Board.

Risk Oversight

The Board has an active role, as a whole and also at the committee level, in overseeing risk management. The Board regularly reviews information regarding the Company’s liquidity and operations, as well as the risks associated with each. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of risks relating to financial reporting, internal controls and compliance with legal and regulatory requirements. The Nominating and Corporate Governance Committee oversees the management of risks associated with corporate governance, the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

Board Determination of Independence

Under applicable NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has determined that Dr. Chambon and Messrs. Giannini, Lewis, Moore, Perper, and Silverstein each do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 5605(a) (2) of the NASDAQ Stock Market Marketplace Rules.

In determining the independence of the directors listed above, our Board considered each of the transactions discussed in “Certain Relationships and Related Transactions” on page 18.

Communicating with the Independent Directors

Our Board of Directors will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if, and as, appropriate. Dr. Chambon, the Chairman of our Board of Directors, with the assistance of our General Counsel, is primarily responsible for monitoring communications from stockholders and other interested parties and for providing copies or summaries to the other directors as he or she considers appropriate.

Under procedures approved by a majority of the independent directors, communications will be forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman of our Board of Directors considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we may in the future receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to our Board of Directors should address such communications to Board of Directors, c/o Winifred L. Swan, Esq., Senior Vice President and General Counsel, NxStage Medical, Inc., 439 South Union Street, 5th Floor, Lawrence, Massachusetts 01843.

Director Nomination Process

Our Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become directors, consistent with the criteria approved by our Board of Directors, and recommending the persons to be nominated for election as directors, except where we are legally required by contract to provide third parties with the right to nominate. The process followed by our Nominating and Corporate Governance Committee to identify and evaluate candidates includes requests to members of our Board of Directors and others for recommendations, the utilization of director search firms, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and our Board of Directors.

In considering whether to recommend any candidate for inclusion in the Board of Directors’ slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee applies the criteria that are set forth in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. Our Corporate Governance Guidelines specify that the value of diversity on the Board should be considered by the Nominating and Corporate Governance Committee in the director identification and nomination process. The Committee seeks nominees with a broad diversity of experience, professions, skills, viewpoints and backgrounds. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each nominee. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow our Board of Directors to fulfill its responsibilities. The composition of the current board reflects diversity in business and professional experience, skills, and background.

In connection with our acquisition of Medisystems Corporation and certain affiliated entities, we agreed that if Mr. Utterberg is no longer a director of NxStage, our Board of Directors will nominate for election to our Board of Directors any director nominee proposed by Mr. Utterberg, subject to certain conditions.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and, if the stockholder is not a stockholder of record, a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee, c/o Winifred L. Swan, Senior Vice President and General Counsel, NxStage Medical, Inc., 439 South Union Street, 5th Floor, Lawrence, Massachusetts 01843. Assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Our stockholders also have the right to nominate director candidates themselves, without any prior review or recommendation by the Nominating and Corporate Governance Committee or our Board of Directors, by following the procedures set forth under the heading “Other Matters — Stockholder Proposals for the 2011 Annual Meeting.”

At the annual meeting, stockholders will be asked to consider the election of Jeffrey H. Burbank, Philippe O. Chambon, Daniel A. Giannini, Earl R. Lewis, Craig W. Moore, Reid S. Perper, Jonathan T. Silverstein, and David S. Utterberg, each of whom is being nominated for re-election to our Board of Directors.

Board Meetings and Attendance

Our Board of Directors met 12 times, either in person or by teleconference, during the year ended December 31, 2009, or fiscal 2009. During fiscal 2009, each of our directors attended at least 75% of the number of Board meetings and meetings held by all committees of the Board on which he then served.

Director Attendance at Annual Meeting of Stockholders

Our Corporate Governance Guidelines provide that directors are expected to attend the annual meeting. All of our directors attended the 2009 Annual Meeting of Stockholders, and we expect substantially all of our directors to attend the 2010 annual meeting.

Board Committees

Our Board of Directors has established three standing committees — Audit, Compensation and Nominating and Corporate Governance — each of which operates under a charter that has been approved by our Board of Directors. Current copies of each committee’s charter are posted on the Corporate Governance section of our website, www.nxstage.com.

Our Board of Directors has determined that all of the members of each of our three standing Board committees are independent as defined under NASDAQ rules, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, or the Exchange Act.

Audit Committee

The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from the firm;

•	reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal controls over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal audit function;

•	discussing our risk assessment and risk management policies;

•	establishing policies regarding hiring employees from the registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal auditing staff, registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules, which is included on page 16 of this proxy statement.

The members of the Audit Committee are Messrs. Giannini (Chair), Moore and Perper. The Board of Directors has determined that each of these members is independent, as that term is defined by applicable NASDAQ and SEC rules and that Mr. Giannini is an “audit committee financial expert” as defined in Item 407(a)(5) of Regulation S-K under the Exchange Act. The Audit Committee met eight times during fiscal 2009.

Our policies and procedures for the review and approval of related person transactions are summarized on page 19 of this proxy statement.

Compensation Committee

Our Compensation Committee, among other things, provides recommendations to the Board of Directors regarding our compensation programs, and has the following principal duties:

•	annually reviewing and approving, or making recommendations to our Board of Directors, with respect to, the compensation of our Chief Executive Officer, or CEO, and our other executive officers;

•	annually reviewing and approving corporate goals and objectives relevant to CEO compensation;

•	overseeing an evaluation of our executive officers, including our CEO;

•	reviewing and making recommendations to our Board of Directors with respect to management succession planning;

•	overseeing and administering our cash and equity incentive plans;

•	reviewing and making recommendations to our Board of Directors with respect to director compensation;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” which is included beginning on page 21 of this proxy statement; and

•	preparing the Compensation Committee report required by SEC rules, which is included on page 32 of this proxy statement.

Our Compensation Committee retains the services of third party executive compensation specialists and consultants from time to time, as it sees fit, in connection with the establishment of cash and equity compensation and related policies.

The processes and procedures followed by our Compensation Committee in considering and determining executive and director compensation are described below under the heading “Compensation Discussion and Analysis.”

The members of the Compensation Committee are Messrs. Moore (Chair) and Lewis and Dr. Chambon. The Board of Directors has determined that each of these members is independent, as that term is defined by applicable NASDAQ rules. The Compensation Committee met eight times during fiscal 2009.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee has the following principal responsibilities:

•	identifying individuals qualified to become members of our Board of Directors;

•	reviewing and making recommendations to our Board with respect to our Board leadership structure;

•	recommending to our Board of Directors the persons to be nominated for election as directors and to each of the committees;

•	reviewing and making recommendations to our Board with respect to management succession planning;

•	developing and recommending to our Board of Directors corporate governance principles; and

•	overseeing an annual evaluation of our Board of Directors.

The processes and procedures followed by the Nominating and Corporate Governance Committee in identifying and evaluating director candidates are described above under the heading “Director Nomination Process.”

The members of the Nominating and Corporate Governance Committee are currently Mr. Silverstein (Chair), Mr. Giannini and Dr. Chambon. The Board of Directors has determined that each of these members is independent, as that term is defined by applicable NASDAQ rules. The Nominating and Corporate Governance Committee met one time during fiscal 2009.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. We have posted a copy of the code on our website, www.nxstage.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ Global Market listing standards concerning any amendments to, or waivers of, our code.

Audit Committee Report

The purpose of the Audit Committee is to assist the Board of Directors’ oversight of NxStage’s accounting and reporting processes and the audits of NxStage’s consolidated financial statements.

The Audit Committee has reviewed NxStage’s audited financial statements for the fiscal year ended December 31, 2009 and has discussed these financial statements with NxStage’s management and independent registered public accounting firm.

The Audit Committee has also received from, and discussed with, Ernst & Young LLP, NxStage’s independent registered public accounting firm, various communications that NxStage’s independent registered public accounting firm is required to provide to the Audit Committee including the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AIPC, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, other standards of the Public Company Accounting Oversight Board, the rules and regulations of the Securities and Exchange Commission, and other applicable regulations.

NxStage’s independent registered public accounting firm also provided the Audit Committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding NxStage’s independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the Audit Committee its independence.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to NxStage’s Board of Directors that the audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2009.

By the Audit Committee of the Board of Directors

Daniel A. Giannini (Chair)
Craig W. Moore
Reid S. Perper

Fees of Independent Registered Public Accounting Firm

The following table summarizes the fees of Ernst & Young LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years.

Fee Category	Fiscal 2009	Fiscal 2008

Audit Fees(1)	$1,043,000	1,186,000
Audit-related(2)	22,500	24,000
Tax Fees(3)	74,750	71,000
All Other Fees(4)	5,000	2,000

Total Fees	$1,145,250	$1,283,000

(1)	The audit fees for fiscal 2009 and fiscal 2008 consisted of fees for the audit of our consolidated financial statements, the audit of our internal control over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees for fiscal 2009 consisted of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our consolidated financial statements and which are not reported under “Audit Fees”. Fees related to the audit of our 401K plan amounted to $22,500 and $24,000 for fiscal 2009 and 2008, respectively.

(3)	Tax fees consist of fees for tax compliance and tax advice. Tax compliance services, which relate to the preparation of federal and state tax returns, accounted for $67,500 of the total tax fees billed in fiscal 2009 and $67,000 of the total tax fees billed in fiscal 2008. Tax advice services accounted for $3,100 and $4,000 of the total tax fees billed in fiscal 2009 and fiscal 2008, respectively.

(4)	Other fees for fiscal 2009 and fiscal 2008 consist of fees for using the on-line accounting research tools of Ernst & Young LLP.

All such services were approved by our Audit Committee in accordance with the pre-approval policies and procedures described below.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specific types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. At the time of such pre-approval, the type of services to be provided, and the fees relating to those services, are detailed and also generally subject to a maximum dollar amount.

Before the commencement of any audit, tax or other services, our management obtains an engagement letter from our independent registered public accounting firm that is signed by both our Chief Financial Officer and the Chair of the Audit Committee. Our Chief Financial Officer has the ability, without obtaining prior Audit Committee approval, to engage our independent registered public accounting firm to perform general pre-approved services on projects, up to a maximum of $50,000 annually. The Audit Committee reviews with management all services provided by our independent registered public accounting firm, whether or not the services were pre-approved, and all related fees charged on a quarterly and annual basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Relationship with David Utterberg

David S. Utterberg is a director and significant stockholder of NxStage. On June 4, 2007, we entered into a stock purchase agreement with Mr. Utterberg under which we agreed to purchase from Mr. Utterberg the issued and outstanding shares of Medisystems Corporation and Medisystems Services Corporation, 90% of the issued and outstanding shares of Medisystems Europe S.p.A. (the remaining equity of which is held by Medisystems Corporation) and 0.273% of the issued and outstanding equity participation of Medisystems Mexico s. de R.L. de C.V. (the remaining equity of which is held by Medisystems Corporation), which are collectively referred to as the MDS Entities. We refer to our acquisition of the MDS Entities as the Medisystems Acquisition. The Medisystems Acquisition was completed on October 1, 2007 and, as a result, each of the MDS Entities is a direct or indirect wholly-owned subsidiary of NxStage. In addition, as a result of completion of the Medisystems Acquisition, the supply agreement, dated January 2007, with Medisystems, under which Medisystems agreed to provide cartridges for use with the System One, was terminated. In consideration for the Medisystems Acquisition, we issued Mr. Utterberg 6.5 million shares of our common stock, valued at approximately $97.4 million, based on the last sale price of NxStage’s common stock on October 1, 2007, which we refer to as the Acquisition Shares. In addition, we may be required to issue additional shares of our common stock to Mr. Utterberg. Pursuant to the terms of the stock purchase agreement, Mr. Utterberg and we have agreed to indemnify each other in the event of certain breaches or failures, and any such indemnification amounts must be paid in shares of our common stock, valued at the time of payment. However, we will not be required to issue shares for indemnification purposes that in the aggregate would exceed 20% of the then outstanding shares of our common stock without first obtaining stockholder approval, and any such shares will not be registered under the Securities Act of 1933, as amended. The stock purchase agreement provided that an aggregate of one million shares would be held back in escrow to secure any indemnification obligations of Mr. Utterberg for a period of two years. All shares have been released from escrow, consistent with the terms of the escrow agreement entered into between Mr. Utterberg and us. In connection with the Medisystems Acquisition and as a result of Medisystems Corporation, one of the MDS Entities, becoming a direct wholly-owned subsidiary of ours, we acquired rights under an existing license agreement between Medisystems Corporation and DSU. We refer to this agreement as the license agreement. Additionally, as a condition to the parties’ obligations to consummate the Medisystems Acquisition, Mr. Utterberg and DSU entered into a consulting agreement with us dated October 1, 2007, which we refer to as the consulting agreement.

Under the license agreement, Medisystems Corporation received an exclusive, irrevocable, sublicensable, royalty-free, fully paid license to certain DSU patents, or the licensed patents, in exchange for a one-time payment of $2.7 million. The licensed patents fall into two categories, those patents that are used exclusively by the MDS Entities, referred to as the Class A patents, and those patents that are used by the MDS Entities and other companies owned by Mr. Utterberg, referred to as the Class B patents. Pursuant to the terms of the license agreement, Medisystems Corporation has a license to (1) the Class A patents, to practice in all fields for any purpose and (2) the Class B patents, solely with respect to certain defined products for use in the treatment of extracorporeal fluid treatments and/or renal insufficiency treatments. The license agreement further provides that the rights of Medisystems Corporation under the agreement are qualified by certain sublicenses previously granted to third parties. We have agreed that Mr. Utterberg retains the right to the royalty income under one of these sublicenses.

Under the consulting agreement, Mr. Utterberg and DSU provided consulting, advisory and related services to us for a period of two years following the consummation of the Medisystems Acquisition. In addition, under the terms of the consulting agreement, Mr. Utterberg and DSU agreed during the term of the agreement not to compete with NxStage during the term of the consulting agreement in the field defined in the consulting agreement and not to encourage or solicit any of our employees, customers or suppliers to alter their relationship with us. The consulting agreement further provided that (1) Mr. Utterberg and DSU assign to us certain inventions and proprietary rights received by him/it during the term of the agreement and (2) we grant Mr. Utterberg and DSU an exclusive, worldwide, perpetual, royalty-free irrevocable, sublicensable, fully paid license under such assigned inventions and proprietary rights for any purpose outside the inventing field, as defined in the consulting agreement. Under the terms of the consulting agreement, Mr. Utterberg and DSU received an aggregate of $200,000 per year, plus expenses, in full consideration for the services and other obligations provided for under the terms of the consulting agreement. The consulting agreement also required Mr. Utterberg and NxStage to indemnify each other in the event of certain breaches and failures under the agreement and required that any such indemnification liability be satisfied with shares of our common stock, valued at the time of payment. However, we were not required to issue shares for indemnification purposes that in the aggregate would have exceeded 20% of the then outstanding shares of our common stock without first obtaining stockholder approval, and any such shares would not be registered under the Securities Act of 1933, as amended.

We assumed a $2.8 million liability owed to DSU as a result of the acquisition of the MDS Entities. We paid this liability in 2008.

Finally, in connection with the Medisystems Acquisition, we agreed that if Mr. Utterberg is no longer a director of NxStage, our Board of Directors will nominate for election to our Board of Directors any director nominee proposed by Mr. Utterberg, subject to certain conditions.

Our Relationship with Jonathan T. Silverstein

Mr. Silverstein, a general partner of OrbiMed Advisors, LLC, (“OrbiMed”), was appointed to our Board on July 23, 2008 in connection with a private placement of shares of our common stock and warrants to purchase shares of our common stock announced on May 23, 2008 (the “Private Placement”). The Private Placement took place in two closings, in which a total of 9,555,556 shares of our common stock, and warrants to purchase 1,911,111 shares of our common stock were issued, with aggregate gross proceeds to us of approximately $43 million.

Funds affiliated with OrbiMed purchased an aggregate of 5,555,556 shares of our common stock and warrants to purchase 1,111,111 shares of our common stock in the first closing of the Private Placement on May 28, 2008. The Securities Purchase Agreement executed in connection with the Private Placement, dated as of May 22, 2008, required that we appoint one individual nominated by OrbiMed to our Board of Directors upon the earlier of the second closing of the Private Placement or 60 days after the first closing of the Private Placement. The appointment of Mr. Silverstein to our Board satisfied this requirement.

Our Relationship with the Sprout Entities

In the second closing of the Private Placement, which took place on August 1, 2008, following the special meeting of our stockholders during which the stockholders approved the second closing, an aggregate of 4,000,000 shares of our common stock and warrants to purchase 800,000 shares of our common stock were issued and sold by us and purchased by (a) unaffiliated investors and (b) investors who are our affiliates, including one investor, the Sprout Entities, who is affiliated with a member of our Board of Directors. The Sprout Entities purchased 1,022,221 shares of our common stock and warrants to purchase 204,546 shares of our common stock in the Private Placement. Other than the different closing dates and the stockholder approval requirement for the second closing, all other terms of the private placement are identical in the two closings.

Policies and Procedures Regarding Review, Approval and Ratification of Related Person Transactions

Our Board of Directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our Audit Committee. Any related person transactions that are ongoing in nature will be reviewed annually.

Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the chairman of the committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Audit Committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee may approve or ratify the transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in our best interests. The Audit Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our Board of Directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•	interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 1% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (c) the amount involved in the transaction equals less than the greater of $200,000 or 2% of the annual gross revenues of the company receiving payment under the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis describes the material elements of our executive compensation program for 2009 and explains how the Compensation Committee of our Board of Directors made its compensation decisions for our named executive officers for 2009. These named executive officers are identified in the Summary Compensation Table that immediately follows this discussion and consist of our Chief Executive Officer and President, Mr. Jeffrey H. Burbank; our Chief Financial Officer, Mr. Robert S. Brown, and our three other most highly compensated executive officers, Mr. Joseph E. Turk, Senior Vice President of Commercial Operations; Ms. Winifred L. Swan, Senior Vice President and General Counsel; and, Mr. Michael J. Webb, Senior Vice President, Quality, Regulatory and Clinical Affairs.

Executive Summary

Executive compensation levels and programs for our named executive officers in 2009 were set and structured to appropriately retain, incent and reward executives, while also adhering to the Company’s priority to conserve cash. Base salaries for named executive officers remained unchanged for the second consecutive year, and total compensation for our named executive officers in 2009, like 2008, continued to be focused heavily on equity compensation to encourage long-term shareholder value and conserve cash. In order to strongly link executive pay with corporate performance, the Compensation Committee chose to continue to put a significant percentage of our named executive officers’ 2009 compensation at risk under the Company’s 2009 Corporate Bonus and Performance Share Plans. The metrics of both plans were set to build long-term shareholder value by linking to future revenue growth and cash consumption. To further conserve cash, the 2009 Corporate Bonus Plan was structured to allow for the payment of awards in the form of shares of the Company’s common stock. Finally, in recognition of the challenging global economic conditions and to conserve cash, bonus awards under the Target performance level of the Company’s 2009 Corporate Bonus Plan were set at 50% of named executive officers’ target bonus levels.

Despite the global economic conditions that prevailed throughout 2009, the Company exceeded its corporate goals established by the Compensation Committee in the beginning of 2009. The Company reported record revenues in 2009, in excess of its target goal set in early 2009. In addition, the Company surpassed its 2009 target goal relating to reduced cash consumption. As a result of this performance and pursuant to the Company’s 2009 Corporate Bonus Plan and Performance Share Plan, bonus and performance share awards were paid at above-target levels to our named executive officers in March 2010 based on 2009 corporate performance.

In addition to exceeding the target metrics of its 2009 Corporate Bonus and Performance Share Plans, the Company also improved its balance sheet, was able to release positive data from its FREEDOM study throughout the year, formed important partnerships with Asahi Kasei Kurraray Medical Co. Ltd., B.Braun, and Gambro Renal Products, Inc., and began distributing its product in the UK and Ireland with Kimal plc. It was a good year for the Company, with the Company emerging as a stronger entity at the conclusion of the year. Short and long-term incentive awards made to our named executive officers in March 2010 reward and recognize this strong corporate performance for 2009. Executive compensation levels and programs for 2010 have been similarly structured to encourage and reward performance. The Company’s 2010 Corporate Bonus and Performance Share Plans put a significant percentage of executive pay at risk, and failure to achieve threshold results will significantly reduce total compensation for our named executive officers. We believe our “pay for performance” philosophy attracts, retains and motivates our named executive officers to be fully aligned with the Company’s objectives, and helps us to meet our goals.

Our Executive Compensation Philosophy and Objectives

We believe that the total compensation of our named executive officers should support the following objectives:

•	to attract, retain and reward executives who can help us to achieve our business objectives;

•	promote the achievement of key strategic and financial performance measures by linking short- and long-term cash and equity incentives to the achievement of measurable performance goals; and

•	align executives’ long-term incentives with the interests of our stockholders.

To achieve these objectives, the Compensation Committee evaluates our executive compensation program with the goal of setting compensation at levels the Committee believes are competitive with those of other companies in our industry and our region that compete with us for executive talent. In order to better align the interests of our executives with stockholders, a significant percentage of executives’ total annual compensation is put at risk, dependent upon the achievement of key strategic, financial and operational goals. Performance is rewarded through annual incentive bonuses, intended to pay for the achievement of short-term performance goals, and long-term equity incentives, intended to both retain executives and allow them to participate in the longer-term success of NxStage as reflected in stock price appreciation. We believe this compensation philosophy aligns with the interest of stockholders by preserving cash, and rewarding long-term stockholder value creation.

How Executive Compensation is Determined

Our Compensation Committee has primary responsibility for reviewing, setting and approving the compensation of our named executive officers. Information about our Compensation Committee and its composition and responsibilities can be found on page 15 of this proxy statement, under the heading “Compensation Committee.” In fulfilling this responsibility, the Compensation Committee relies on three key elements: market referencing, performance considerations and CEO and Compensation Committee judgment.

Role of Compensation Consultant.  From time to time, the Compensation Committee engages the services of one or more independent consulting firms to assist in the Committee’s evaluation of executive compensation. In 2008 and 2009, the Compensation Committee engaged the services of Radford Surveys + Consulting, a business unit of Aon Consulting Company, or Radford. Radford reports directly to the Compensation Committee and provides the Compensation Committee with design alternatives for compensation programs and with data regarding the compensation of executive officers at peer companies in order to assist the Compensation Committee in its determination of whether the overall compensation packages for each of our named executive officers are competitive.

In late 2008 and 2009, working with the Compensation Committee, Radford (a) helped to define the group of companies that should be included in our peer compensation group, or Peer Group, (b) provided market data on executive compensation, and compared our executive compensation to the Peer Group, and (c) analyzed and made recommendations regarding all aspects of executive compensation, including base and short- and long-term incentive awards. Representatives of Radford attended several Compensation Committee meetings in 2008 and 2009.

Market Referencing Against a Peer Group.  We base our compensation decisions partly on relevant market information, by comparing our executive compensation to compensation paid to employees in comparable roles at peer companies, which we refer to as our Peer Group. Our Peer Group consists of national and regional medical device companies that we believe are generally comparable to NxStage in terms of organizational structure, size and stage of development, and against which we believe we compete for executive talent.

To help establish our Peer Group, we relied on Radford to identify publicly traded, US-based companies in the medical device, biotechnology, and pharmaceutical industry between 1/3 and 3 times the size of NxStage, based on number of employees, revenue and market value. Working with our Compensation Committee, Radford then evaluated each such company based on products and business strategy and selected for inclusion in our Peer Group those companies that were most comparable to NxStage based on product focus, business strategy, developmental stage, and financial profile.

Applying this methodology, the Compensation Committee approved the following list of peer companies in late 2008 and 2009.

The companies comprising our Peer Group used for 2009 executive compensation determinations were:

Align Technology, Inc.	AngioDynamics Incorporated
Aspect Medical Systems, Inc.	Cantel Medical Corp.
Cardiac Science Corporation	CardioNet, Inc.
Cutera, Inc.	Cyberonics Inc.
Datascope Corp.	FoxHollow Technologies, Inc.
ICU Medical, Inc.	I-Flow Corporation
Merit Medical Systems, Inc.	Micrus Endovascular
Nuvasive, Inc.	Sonic Innovations, Inc.
SonoSite, Inc.	Thoratec Corporation
Vital Signs, Inc.	Vnus Medical Technologies, Inc.

The companies comprising our Peer Group used for 2010 executive compensation determinations are:

Abiomed, Inc.	Align Technology, Inc.
AngioDynamics Incorporated	Atrion Corporation
Cantel Medical Corp.	CardioNet, Inc.
Cyberonics Inc.	HealthTronics, Inc.
ICU Medical, Inc.	I-Flow Corporation
Merit Medical Systems, Inc.	Micrus Endovascular
Natus Medical Inc.	Nuvasive, Inc.
RTI Biologics, Inc.	SonoSite, Inc.
Symmetry Medical Inc.	Thoratec Corporation
Volcano Corporation	Zoll Medical Corp.

The Peer Group used to establish 2010 compensation is slightly different from the Peer Group we used in 2009. Seven companies were removed due to no longer being comparable in revenue and market value. Datascope Corp., Vital Signs Inc, and Vnus Medical Technologies, Inc. were removed due to a merger or acquisition, which increased their size, revenue and/or market capitalization beyond our company and factors defined for our Peer Group. Aspect Medical Systems, Cardiac Science, Cutera Inc., Sonic Innovations, Inc. and FoxHollow Technologies, Inc. were removed due to slower revenue growth and/or a market capitalization significantly below other companies in our Peer Group. Seven additional companies were added that more closely align with our size, industry and market valuation. The new companies are: Abiomed, Inc., Atrion Corporation, Health Tronics, Inc., Natus Medical Inc., RTI Biologics, Inc., Symmetry Medical Inc., and Zoll Medical Corp.

In addition to our Peer Group data, Radford provided the Compensation Committee in late 2008 and 2009 with broader survey data from the Radford Global Life Science Survey as well as SIRS Life Sciences Survey. Our Human Resources Department works with Radford to match Company positions against survey positions and to compile the compensation data for each named executive officer. Our Human Resources Department does not direct or oversee the activities of Radford.

Our philosophy is that base salaries and executive benefits should be targeted at the 50th percentile, cash incentive performance awards between the 50th and 75th percentile and the grant value of equity awards between the 50th and 75th percentile of our Peer Group. These targets percentiles are intended to enable us to attract and retain top level talent while maintaining our overall objective of strongly linking executive compensation to company performance. These are overall guidelines, and variations to these general targets may occur as dictated by the performance and experience level of the individual, the importance of the executive’s position to NxStage and the difficulty of replacing the individual, the performance of NxStage, and other financial and market factors. Historically, the compensation of our named executive officers has generally been set consistent with these overall guidelines, with the exception of our CEO compensation, which has historically been below the 50th percentile for base salary and cash incentives when compared to our Peer Group. Historically, our CEO’s compensation has been heavily weighted towards long-term equity incentives, thereby further aligning his interests with those of our stockholders and preserving cash.

Performance Considerations.  In addition to considering market rates for executive compensation, we award our executives compensation based on their performance as a team in achieving our business objectives, as well as their individual performance. To assist our evaluation of executive performance, we conduct an annual performance review. The performance review process is designed to guide performance discussions, establish performance objectives and communicate annual achievements. Our CEO conducts each named executive officer’s performance review, in consultation with the Audit Committee for the Chief Financial Officer, and the Compensation Committee conducts the performance review for the CEO.

CEO and Compensation Committee Judgment.  Our total compensation program operates not only based on the application of market referencing and corporate and individual performance considerations, but also through the application of CEO and Compensation Committee judgment. We do not employ a purely formulaic approach to any of our compensation plans. There are guidelines in place, but there are also individual performance factors and executive retention considerations that permit our Compensation Committee discretion to increase or decrease cash and equity awards based on those considerations.

In addition, while the Compensation Committee is solely responsible for setting the targets and approving the awards, the Compensation Committee relies on the judgment of the CEO to evaluate the actual performance of each named executive officer (other than the CEO) and recommend appropriate salary and incentive awards. The CEO participates in Compensation Committee meetings, at the request of the Committee, in order to provide background information and explanations supporting his recommendations. The CEO is not present during any portion of Compensation Committee meetings at which his compensation is established.

Components of our Executive Compensation Program and 2009 Executive Compensation

Overview of Compensation.  Our executive compensation program consists of fixed compensation elements, such as base salary and benefits, and variable performance-based elements, such as annual and long-term incentives. Our fixed compensation elements are designed to provide a stable source of income and financial security to our executives. Our variable performance-based compensation elements are designed to reward performance at two levels: actual corporate performance compared to annual business goals, and corporate performance in terms of long-term shareholder value creation. Through these performance incentive awards, we reward the achievement of short-term goals, such as annual growth in revenues and reductions in operating expenses (measured by cash consumption), and long-term goals, such as business growth and stock price appreciation.

We compensate our executives primarily through base salary, performance-based annual short-term incentive bonuses and performance based long-term incentive equity awards and time-based long-term incentive equity awards. This three-part compensation approach enables us to remain competitive with our industry peers and Peer Group while ensuring that executives are appropriately incentivized to deliver short-term results while creating long-term shareholder value.

Base Salary

When establishing base salaries, the Compensation Committee considers compensation in the Peer Group, other available compensation survey data, as well as a variety of other factors, including the individual’s experience and skill set, the level of the individual’s responsibility, the individual’s performance, prevailing economic conditions and internal pay equity. Our Compensation Committee reviews base salaries at least annually and adjusts them from time to time to realign salaries with market levels after taking into account the factors identified above.

Given the challenging business environment, our goal to conserve cash and other factors, after consultation with, and upon the recommendation of Mr. Burbank, our CEO, the Compensation Committee decided not to increase base salaries for any of our named executive officers in 2009 over 2008, or in 2008 over 2007.

The salaries paid for 2009 to our named executive officers are shown in the Summary Compensation Table for Fiscal Years-Ended December 31, 2009, 2008 and 2007 on page 33 of this proxy statement.

Annual Short-Term Incentive Awards

We have an annual short-term incentive plan for our executives. Annual short-term incentives are intended to compensate for the achievement of corporate performance objectives. Amounts payable under the annual short-term incentive plan are calculated as a percentage of the applicable executive’s base salary, with higher level executives typically being compensated at a higher percentage of base salary. Each year, the Compensation Committee works with the CEO to develop corporate goals that the Committee and the CEO believe can be reasonably achieved with hard work over the next year. The Compensation Committee approves each year’s plan and metrics to ensure an accelerated and ongoing degree of difficulty commensurate with our short- and long-term business plan. Short-term incentive awards are typically paid in the first quarter of the following fiscal year.

2009 Corporate Bonus Plan

The Compensation Committee established the 2009 Corporate Bonus Plan with the objective of driving strong financial performance and building long-term shareholder value. The Compensation Committee set revenue growth and reduced cash consumption goals as the two metrics for this Plan, weighted in equal importance. The Compensation Committee considered these to be appropriate measures to encourage our executives to achieve superior financial performance for the Company with the goal of generating shareholder value. Additionally, the Compensation Committee determined that the equal weighting of each metric was appropriate because it emphasized the equal importance of the Company’s top performance priorities.

Target bonus awards, as a percentage of salary, for our named executive officers under the 2009 Corporate Bonus Plan remained unchanged by the Compensation Committee from the levels it established in 2008.

2009 Target
Name	(as % of 2009 Base Salary)

Jeffrey H. Burbank	50%
Robert S. Brown	35%
Winifred L. Swan	35%
Joseph E. Turk, Jr.	45%
Michael J. Webb	25%

In setting these target percentages, the Compensation Committee looked to comparative market data from our Peer Group and other executive surveys, as well as each named executive officer’s roles and responsibilities within NxStage. Although the Compensation Committee generally targets each of the named executive officer’s short-term cash incentive compensation between the market 50th and 75th percentile, target percentages for our named executive officers were held at or below the 50th percentile of Peer Group companies. The Compensation Committee elected to leave target levels unchanged in recognition of the challenging economic environment in 2009 and our priority to conserve cash. To further conserve cash, the 2009 Corporate Bonus Plan was structured to payout at only a 50% level of the named executive officers’ 2009 target percentages even if Target financial metrics for revenue and cash consumption were achieved, as indicated in the table below. Additionally, the Plan allowed for the payment of bonus awards in the form of shares of the Company’s common stock.

The following company-wide performance metrics and future payouts as a percentage of the named executive officers’ bonus targets were approved by the Compensation Committee in March 2009 for the 2009 Corporate Bonus Plan:

	Weighting /Metric	Threshold	Target	Stretch	Outstanding

Metrics Weighted Equally	50%/ Revenue	$137mm	$144mm	$151mm	$158mm
	50% / Cash Consumption	$24mm	$20mm	$16mm	$12mm

Targeted Estimated Future Payouts		10% of target bonus	50% of target bonus	100% of target bonus	150% of target bonus

The Compensation Committee awarded bonuses to our named executive officers based on its evaluation that we achieved the performance criteria established for the 2009 Corporate Bonus Plan at 101.8% of the Stretch Goal. Reflective of our desire to conserve cash, the Compensation Committee elected to pay the full bonus award to our named executives under the 2009 Corporate Bonus Plan in shares of the Company’s common stock that was fully vested upon award. These amounts are shown in the following table.

			Dollar Value	Shares of
			of 2009	Common
			Short Term	Stock
		2009 Base	Incentive	Actually
Named Executive Officer	Title	Salary	Award	Issued(1)

Jeffrey H. Burbank	President & Chief Executive Officer	$330,000	$167,970	20,116
Robert S. Brown	Senior Vice President &, Chief Financial Officer	$250,000	$89,075	10,667
Winifred L. Swan	Senior Vice President &, General Cousel	$260,000	$92,638	11,094
Joseph E. Turk, Jr.	Senior Vice President, Commercial Operations	$260,000	$119,106	14,264
Michael J. Webb	Senior Vice President, Quality, Regulatory & Clinical Affairs	$220,000	$55,995	6,705

(1)	In March 2010, the Compensation Committee awarded the bonus awards set forth in the table above in the form of shares of Company’s common stock to each of our named executive officers. The number of shares to be awarded was based on the closing price of the Company’s common stock of $8.35 as of December 31, 2009.

Long-Term Incentives

Equity awards provide the primary vehicle for offering long-term performance-based incentives to our executives. We believe that equity awards that provide our executives with a strong link to our long-term performance create an ownership culture and help to align the interests of our executives and our stockholders. In addition, the time-based vesting feature of our equity awards are intended to further our goal of executive retention because this feature provides an incentive to our executives to remain in our employ during the vesting period. In determining the size of equity awards to our executives, our Compensation Committee considers comparative share ownership of executives in our compensation Peer Group, the applicable executive’s performance, the amount of equity previously awarded to the executive, retention considerations, the vesting of such awards and the recommendations of our CEO.

The Compensation Committee relies upon two key vehicles to deliver long-term performance-based compensation to executives: the Company’s annual performance share plans and option grants. We typically grant an initial equity award of stock options to new executives and subsequent equity grants annually thereafter. In 2008, the Compensation Committee also established an annual performance share plan, under which awards of restricted stock may be made to executives based upon the achievement of certain corporate objectives. All grants of equity to our executives are approved by the Compensation Committee.

Typically, executive stock options vest monthly at a rate of 25% per year over a period of four years. Restricted stock awards generally vest over three years, on an annual basis. Restricted stock awards are granted at no cost to the executive. Because the shares have a built-in value at the time the restricted stock awards are granted, we generally grant significantly fewer shares of restricted stock than the number of stock options we would grant for a similar purpose. Vesting rights for options and restricted stock awards cease upon termination of services and stock option exercise rights cease 90 days following termination of services, except in the case of death or disability. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents. Generally, holders of our restricted stock awards have the right to vote the shares and the right to receive dividends or dividend equivalents. We set the exercise price of all stock options to equal the closing price of our common stock on the NASDAQ Global Market on the date of grant.

Annual Performance Share Award — 2009 Performance Share Plan

The Compensation Committee approved the Company’s 2009 Performance Share Plan in March 2009. Under this Plan, executives were eligible to receive shares of restricted stock based upon the satisfaction of established performance metrics. The metrics for the 2009 Performance Share Plan were the same as those of our 2009 Corporate Bonus Plan, except that the 2009 Performance Share Plan had no minimum “threshold” award level, instead requiring that Target performance levels be achieved before any award would be made under the Plan. The following metrics were approved by the Compensation Committee in March 2009 for the 2009 Performance Share Plan:

Weighting /Metric	Target	Stretch	Outstanding

50%/ Revenue	$144mm	$151mm	$158mm
50% / Cash Consumption	$20mm	$16mm	$12mm

Performance share awards are calculated based on a total value delivery model, which is dependent upon current market share price. Despite the Company’s lower stock price in early 2009 versus 2008, the Compensation Committee elected to leave awards unchanged from the 2008 Performance Share Plan levels in recognition of the challenging economic environment. Award levels were as follows:

	Targeted Estimated Future Payouts
	Under 2009 Performance Share Plan
Name	Target	Stretch	Outstanding

Jeffrey H. Burbank	101,500	203,000	253,750
Robert S. Brown	34,000	68,000	85,000
Winifred L. Swan	34,000	68,000	85,000
Joseph E. Turk	34,000	68,000	85,000
Michael J. Webb	26,500	53,000	66,250

The Compensation Committee awarded shares of restricted stock to our named executive officers based on its determination that we achieved the performance criteria established for the 2009 Performance Share Plan at 98.4% of the Stretch goal. The Stretch goal level was in between the Target and Outstanding goal levels under the Plan. 2009 Performance Share Plan awards vest 33 1/3rd% on the date of issuance on March 3, 2010, with the balance vesting in two equal installments on December 31, 2010 and December 31, 2011. The following table represents the total shares awarded pursuant to the 2009 Performance Share Plan.

2009 Performance
Share Award Vesting
Name	Over Three Years

Jeffrey H. Burbank	199,828
Robert S. Brown	66,938
Winifred L. Swan	66,938
Joseph E. Turk	66,938
Michael J. Webb	52,172

2009 Stock Option Awards

Consistent with market data for annual long-term incentive grants from our Peer Group, we made the following stock option awards to our named executives on March 5, 2009. The Compensation Committee determines award levels based on an intended value delivery model, with value delivery calculated using a Black-Scholes methodology. This methodology is dependent upon current market price, and market price changes can change the total number of stock options granted. Despite the Company’s lower stock price in early 2009 versus 2008, the Compensation Committee elected to leave awards unchanged from the 2008 levels in recognition of the challenging economic environment. Long-term equity awards, including options and performance shares, were generally below the 50th percentile. As a one-time exception to historical grant practices, the Compensation Committee awarded options in 2009 with a three, rather than four, year vesting schedule. The Compensation Committee made this one-time exception in light of the factors mentioned above and to provide enhanced retention and incentive for named executive officers.

2009 Stock
Option Awards
Vesting Over
Name	Three Years(1)

Jeffrey H. Burbank	206,500
Robert S. Brown	74,000
Winifred L. Swan	74,000
Joseph E. Turk	74,000
Michael J. Webb	57,000

(1)	The amounts in the 2009 Stock Option Awards Vesting Over Three Years column reflect the number of options granted on March 5, 2009 to each of our named executive officers for the purchase of shares of common stock at an exercise price equal to $2.11, the closing price of our common stock on March 5, 2009. These options vest in equal monthly installments over the 36 months following the date of grant.

The number of stock options granted to our named executive officers, and the value of those grants determined in accordance with ASC 718, are shown in the Grants of Plan Based Awards at Fiscal Year-End 2009 table on page 34 of this proxy statement.

2010 Executive Compensation

In March 2010, the Compensation Committee adjusted our named executive officers’ base salaries paid in 2009 by the percentages indicated in the chart below.

Name	Adjusted Salary	Percentage Increase

Jeffrey H. Burbank	$396,000	20%
Robert S. Brown	$268,000	7%
Winifred L. Swan	$268,000	3%
Joseph E. Turk	$268,000	3%
Michael J. Webb	$235,000	7%

These adjustments to base salaries were the first adjustments made in more than three years for all of our named executive officers. With the exception of Mr. Burbank, all adjustments to base salaries were intended to bring the named executive officer’s base salary to the 50th percentile level within the Peer Group. Mr. Burbank’s salary remains below the 50th percentile level, but has been adjusted to bring it closer to that level. For 2010, the Compensation Committee elected to continue to weight our CEO’s compensation more heavily towards long-term equity incentives, thereby further aligning his interests with those of our stockholders and preserving cash. Increases in base salaries will become effective commencing on April 30, 2010.

2010 Bonus Plan

The Compensation Committee approved our 2010 Corporate Bonus Plan in March 2010. Each of our named executive officers’ individual payouts under the 2010 Bonus Plan will be based on corporate and individual performance. Our Chief Executive Officer will propose to the Compensation Committee the bonus payouts for each of our other named executive officers. The Compensation Committee will propose and determine the payout for our Chief Executive Officer, and will determine the final payout for the our other named executive officers. Payouts under the 2010 Bonus Plan will be determined based upon the satisfaction of our 2010 revenue and cash consumption performance metrics, with both factors being weighted equally. Any awards will range from a threshold award level to a maximum award level, depending upon whether established Threshold, Target, Stretch or Outstanding performance levels have been achieved with respect to the performance metrics. If Threshold performance levels are not achieved under the 2010 Bonus Plan, no award will be made. Awards to named executive officers may be paid in cash or shares of the Company’s common stock, at the discretion of the Compensation Committee.

The Compensation Committee adjusted Mr. Burbank’s and our other named executive officers’ target short-term incentive awards for 2010 with the following percentages to better align them with the most recent market data. Target bonus levels are generally set at the market 50th percentile within our Peer Group.

2010 Target Bonus
Awards (as% of 2010
Base Salary)
(Threshold to
Outstanding Award
Name	Levels)

Jeffrey H. Burbank	18.75%-150%, target of 75%
Robert S. Brown	10%-80%, target of 40%
Winifred L. Swan	8.75%-70%, target of 35%
Joseph E. Turk, Jr.	12.5%-100%, target of 50%
Michael J. Webb	6.25%-50%, target of 25%

2010 Long-Term Incentive Awards

In 2010, the Compensation Committee continued to rely on two key vehicles to deliver long-term performance-based compensation to executives: the Company’s annual performance share plan and option grants. Consistent with market data for annual long-term incentive grants from our Peer Group, we made the following stock option awards to our named executive officers on March 3, 2010. In calculating award levels for 2010, the Compensation Committee used an intended value delivery model, with value delivery calculated using a Black-Scholes methodology. Consistent with this methodology, the number of options granted in 2010 was reduced from 2009 levels given the increase in the Company’s stock price over that period of time.

2010 Stock
Option Awards
Vesting Over
Name	Four Years(1)

Jeffrey H. Burbank	123,900
Robert S. Brown	44,400
Winifred L. Swan	44,400
Joseph E. Turk	44,400
Michael J. Webb	34,200

(1)	The amounts in the 2010 Stock Option Awards Vesting Over Four Years column reflect the number of options granted on March 3, 2010 to each of our named executive officers for the purchase of shares of common stock at an exercise price equal to $9.96, the closing price of our common stock on March 3, 2010. These options vest in equal monthly installments over the 48 months following the date of grant.

2010 Performance Share Plan

In 2010, we also maintained our performance share plan, which we refer to as the 2010 Performance Share Plan. Pursuant to the 2010 Performance Share Plan, each of our named executive officers is eligible to receive an award in the form of shares of restricted stock under the Company’s 2005 Stock Incentive Plan based upon the achievement of corporate objectives for 2010 that have been specified in writing by the Compensation Committee. Awards under the 2010 Performance Share Plan are conditioned upon the Company’s achievement of revenue and cash consumption targets. Any awards will range from the threshold to the maximum share numbers, depending upon whether established Threshold, Target, Stretch or Outstanding performance levels have been achieved with respect to revenues and cash consumption. If Threshold performance levels are not achieved under the 2010 Performance Share Plan, no award will be made. Any awards made will vest over three years in equal installments, with the first tranche vesting as of the date of any issuance.

The Compensation Committee determined Mr. Burbank’s and our other named executive officers’ target performance share awards for 2010 based on a total value delivery model, which is dependant upon current market share price. Using this approach, the number of shares to be awarded under the 2010 Performance Share Plan were reduced from 2009 levels given the increase in the Company’s stock price over that period of time. Target long-term equity awards for our named executive officers, including options and performance shares, are generally set between the market 50th and 75th percentile within our Peer Group.

		Targeted Estimated Future Payouts
		Under 2010 Performance Share Plan
Name	Threshold	Target	Stretch	Outstanding

Jeffrey H. Burbank	30,450	60,900	91,350	121,800
Robert S. Brown	10,200	20,400	30,600	40,800
Winifred L. Swan	10,200	20,400	30,600	40,800
Joseph E. Turk	10,200	20,400	30,600	40,800
Michael J. Webb	7,950	15,900	23,850	31,800

2010 Special Restricted Stock Award

On March 3, 2010, the Compensation Committee granted special restricted stock awards to Messrs. Burbank, Brown and Turk, in the amounts of 30,120, 15,060 and 10,040 shares, respectively. Grants of restricted stock vest over three years in equal annual installments, with the first installment vesting on March 3, 2011. These awards were approved by the Compensation Committee to bring these three name executive officers’ targeted total compensation to levels consistent with the 75th percentile within our Peer Group.

Risk Assessment

We do not believe that risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company. We believe our approach to goal setting, selection of targets, setting of targets with payouts at multiple levels of performance, and evaluation of performance results assist in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. We believe we have allocated our compensation among base salary and short-and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking. Weighting much of our compensation towards long-term incentive compensation discourages short-term risk taking. Further, the metrics that determine payouts for our executive officers are Company-wide metrics. This is based on our belief that applying Company-wide metrics encourages decision-making that is in the best long-term interests of NxStage and our shareholders as a whole. Finally, the multi-year vesting of our equity awards are intended to properly account for the time horizon of risk. All of our named executive officers currently maintain meaningful stockholdings in the Company. Our insider trading policy prohibits short selling of our Company’s stock or the purchase or sale of puts or calls for speculative purposes.

Elements of Indirect Pay

In addition to the direct pay elements described above, we also provide our executives with indirect pay in the form of benefits. We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. We match 100% of the first 3%, and 50% of the next 2%, of the employee’s compensation contributed to the 401(k) plan, subject to then-current Internal Revenue Service limits on the amount that may be contributed by employees to such plans. All of our named executive officers participate in our 401(k) plan and receive matching contributions according to this formula.

Severance and Change-of-Control Benefits

Pursuant to employment agreements we have entered into with each of our named executive officers and our 2005 Stock Incentive Plan, our executives are entitled to specified benefits in the event of the termination of their employment under certain circumstances, including termination following a change of control of our company. We do not consider specific amounts payable under these arrangements when establishing annual compensation. Instead, the purpose of these benefits is to ensure that we remain competitive in attracting and retaining executives within our industry and Peer Group and that we retain our key executives during a potentially critical time in the event of a sale or merger of NxStage. After reviewing the practices of companies represented in our Peer Group, we believe that our severance and change of control benefits are generally in line with severance packages offered to executives in the Peer Group.

We have structured our named executive officer’s change-of-control benefits as “double trigger” benefits. In other words, the change of control does not itself trigger benefits; rather, benefits are paid only if the employment of the executive is terminated without cause or the executive resigns for good reason during a specified period after the change of control. We believe a “double trigger” benefit maximizes shareholder value because it prevents an unintended windfall to executives in the event of a friendly change of control, while still providing them appropriate incentives to cooperate in negotiating any change of control in which they believe they may lose their jobs.

We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “Potential Payments Upon Termination or Change of Control” below.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our CEO and to each other officer (other than the Chief Financial Officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act by reason of being among our most highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, the Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the section of this proxy statement entitled “Compensation Committee Discussion and Analysis” with management. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that such section be included in this proxy statement and incorporated by reference in NxStage’s Annual Report on Form 10-K for the year ended December 31, 2009.

By the Compensation Committee of the Board of Directors

Craig W. Moore (Chair)
Philippe O. Chambon
Earl R. Lewis

Executive Compensation

The following table sets forth information regarding compensation earned by our Chief Executive Officer, our Chief Financial Officer, and each of our three other most highly compensated executive officers during fiscal 2009, 2008 and 2007. We refer to these executive officers as our “named executive officers” elsewhere in this proxy statement.

SUMMARY COMPENSATION TABLE

						Non-Equity
			Special	Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards	Awards	Compensation	Compensation	Total
Name and Principal Position(1)	Year	$	$	($)(2)	($)(3)	($)(4)	($)(5)	($)

Jeffrey H. Burbank	2009	330,000	—	—	235,410	—	12,745	578,155
President, Chief Executive	2008	330,000	—	—	520,380	—	12,145	862,525
Officer and Director	2007	330,000	30,000 (6)	—	970,800	60,000	11,945	1,402,745
Robert S. Brown	2009	250,000	—	—	84,360	—	9,800	344,160
Senior Vice President and	2008	250,000	—	—	186,480	—	8,938	445,418
Chief Financial Officer	2007	250,000	—	—	283,150	45,000	9,228	587,378
Winifred L. Swan	2009	260,000	—	—	84,360	—	9,800	354,160
Senior Vice President,	2008	260,000	—	—	186,480	—	9,200	455,680
General Counsel and Secretary	2007	260,000	—	22,300	404,500	45,000	9,245	741,045
Joseph E. Turk	2009	260,000	—	—	84,360	—	9,800	354,160
Senior Vice President,	2008	260,000	—	—	186,480	—	7,800	454,280
Commercial Operations	2007	260,000	40,000 (7)	—	647,200	60,000	8,674	1,015,874
Michael J. Webb	2009	220,000	—	—	64,980	—	8,801	293,781
Senior Vice President,	2008	220,000	—	—	143,640	—	8,989	372,629
Quality, Regulatory and	2007	207,519	—	—	463,350	25,000	9,480	705,349
Clinical Affairs

(1)	The titles noted in the table are each officer’s respective title as of December 31, 2009. Mr. Webb became our Senior Vice President, Quality, Regulatory and Clinical Affairs on August 16, 2007.

(2)	The amounts in the Stock Awards column reflect grant date fair value for the fiscal years ended December 31, 2009, 2008 and 2007 in accordance with Accounting Standards Codification, or ASC, 718 “Accounting for Stock Based Compensation” (formerly Statement of Financial Accounting Standards No. 123R, Share-Based Payments), or ASC 718, of restricted stock awarded under our equity plans. There can be no assurance that the ASC 718 amounts will ever be realized. The assumptions we used to calculate these amounts are included in footnote 2 to our audited financial statements for the fiscal year ended December 31, 2009 included in our Annual Report on Form 10-K filed with the SEC on March 12, 2010.

(3)	The amounts in the Option Awards column reflect grant date fair value for the fiscal years ended December 31, 2009, 2008 and 2007, in accordance with ASC 718 of stock options granted under our equity plans. There can be no assurance that the ASC 718 amounts will ever be realized. The assumptions we used to calculate these amounts are included in footnote 14 to our audited financial statements for the fiscal year ended December 31, 2009 included in our Annual Report on Form 10-K filed with the SEC on March 12, 2010.

(4)	The amounts in the Non-Equity Incentive Plan Compensation column reflect cash based performance bonuses earned in the year ended December 31, 2007 pursuant to our 2007 Corporate Bonus Plan. Awards earned pursuant to our 2009 Corporate Bonus Plan were determined by our Compensation Committee in March 2010 on the basis of the achievement of certain revenue and cash consumption targets. Mr. Burbank, Mr. Brown. Ms. Swan, Mr. Turk and Mr. Webb were awarded $167,970, $89,075, $92,638, $119,106, and $55,995, respectively, which, at the discretion of our Compensation Committee was awarded in the form of shares of our common stock. As such, Mr. Burbank, Mr. Brown. Ms. Swan, Mr. Turk and Mr. Webb received 20,116, 10,667, 11,094, 14,264, and 6,705 shares of our common stock, respectively, under our 2009 Corporate Bonus Plan. These awards are discussed in further detail above under “Compensation Discussion and Analysis.”

(5)	For fiscal 2009, amounts reported under the All Other Compensation column consist of 401(k) contributions, and, in the case of Mr. Burbank, life insurance premiums of $545 and a telephone stipend of $2,400.

(6)	Mr. Burbank was awarded a special recognition bonus in April 2007 of $30,000 in recognition of his contribution to our completion of agreements with three significant dialysis chains.

(7)	Mr. Turk was awarded a special recognition bonus in April 2007 of $40,000 in recognition of his contribution to our completion of agreements with three significant dialysis chains.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR-END 2009

The following table sets forth information concerning each grant of an option or restricted stock award made to a named executive officer during fiscal 2009 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received. For a narrative description of material factors helpful for an understanding of the information in the table below, see the Compensation Discussion and Analysis beginning on page 21 of this proxy.

		Targeted				Targeted
		Estimated				Estimated			All Other
		Future Payments				Future Payments			Option Awards:
		Under Non-Equity				Under Equity			Number of	Exercise	Grant Date
		Incentive Plan				Incentive Plan			Securities	Price of	Fair Value
		Awards				Awards			Underlying	Option	of Option
	Grant	($)(2)				(#)(3)			Options	Awards	Awards
Name	Date(1)	Threshold	Target	Stretch	Maximum	Target	Stretch	Maximum	(#)	($)	($)(4)

Jeffrey H. Burbank	3/5/2009	16,500	82,500	165,000	247,500	101,500	203,000	253,750	206,500 (5)	2.11	235,410
Robert S. Brown	3/5/2009	8,750	30,625	87,500	131,250	34,000	68,000	85,000	74,000 (5)	2.11	84,360
Winifred L. Swan	3/5/2009	9,100	31,850	91,000	136,500	34,000	68,000	85,000	74,000 (5)	2.11	84,360
Joseph E. Turk	3/5/2009	11,700	52,650	117,000	175,500	34,000	68,000	85,000	74,000 (5)	2.11	84,360
Michael J. Webb	3/5/2009	5,500	13,750	55,000	82,500	26,500	53,000	66,250	57,000 (5)	2.11	64,980

(1)	Reflects the date upon which options were granted to each of our named executive officers as well as the date upon which the Compensation Committee approved the 2009 Corporate Bonus and Performance Share Plans. Awards under both plans were issued on March 3, 2010.

(2)	Reflects the Threshold, Target, Stretch and Maximum award amounts possible under our 2009 Corporate Bonus Plan. Actual awards earned pursuant to our 2009 Corporate Bonus Plan on the basis of the achievement of certain revenue and cash consumption targets were awarded in the form of shares of our common stock at the discretion of our Compensation Committee. As such, Mr. Burbank, Mr. Brown. Ms. Swan, Mr. Turk and Mr. Webb received 20,116, 10,667, 11,094, 14,264, and 6,705 shares of our common stock, respectively, under our 2009 Corporate Bonus Plan on March 3, 2010. These awards are discussed in further detail above under “Compensation Discussion and Analysis.”

(3)	Reflects the Target, Stretch and Maximum award amounts possible under our 2009 Performance Share Plan. Actual awards earned pursuant to our 2009 Performance Share Plan on the basis of the achievement of certain revenue and cash consumption targets were awarded in the form of restricted stock. As such, Mr. Burbank, Mr. Brown. Ms. Swan, Mr. Turk and Mr. Webb were issued 199,828, 66,938, 66,938, 66,938 and 52,172 shares of restricted stock, respectively, under our 2009 Performance Share Plan on March 3, 2010. These awards are discussed in further detail above under “Compensation Discussion and Analysis.”

(4)	The amount reported under Grant Date Fair Value of Option Award is computed in accordance with ASC 718 and represents the ASC 718 value of the option awarded as of the grant date.

(5)	The shares of common stock underlying the option vest in equal monthly installments over the 36 months following March 5, 2009.

Information Relating to Equity Awards and Holdings

The following table sets forth information concerning restricted stock that has not vested, stock options that have not been exercised and equity incentive plan awards for each of the named executive officers outstanding as of December 31, 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2009

Option Awards	Stock Awards
Number of	Number of	Number of
Securities	Securities	Shares or
Underlying	Underlying	Units of	Market
Unexercised	Unexercised	Option	Stock That	Value of Shares
Options	Options	Exercise	Option	Have Not	That Have
Exercisable	Unexercisable	Price	Expiration	Vested	Not Vested
Name	(#)	(#)	($)	Date	(#)	($)(1)

Jeffrey H. Burbank	54,840	(2)	3.76	01/15/2011
54,840	(2)	3.76	08/22/2011
36,560	(2)	4.10	03/07/2012
36,560	(2)	4.10	02/04/2013
90,342	(9)	116,158	4.54	03/26/2015
44,603	(2)	5.47	02/13/2014
73,120	(2)	6.84	01/20/2015
124,300	(3)	21,940	8.55	09/15/2012
59,999	(8)	60,001	14.44	12/07/2014
51,501	(11)	154,999	2.11	03/04/2016

Robert S. Brown
32,374	(9)	41,626	4.54	03/26/2015
154,165	(4)	45,835	8.92	11/27/2013
17,499	(8)	17,501	14.44	12/07/2014
18,455	(11)	55,545	2.11	03/04/2016

Winifred L. Swan	2,292	(10)	19,138
25,555	(2)	2.74	11/27/2010
3,656	(2)	3.76	08/22/2011
20,839	(2)	4.10	03/07/2012
7,494	(2)	4.10	02/04/2013
32,374	(9)	41,626	4.54	03/26/2015
6,997	(2)	5.47	02/13/2014
10,968	(2)	6.84	01/20/2015
36,560	(5)	8.55	09/15/2012
24,999	(8)	25,001	14.44	12/07/2014
18,455	(11)	55,545	2.11	03/04/2016

Joseph E. Turk, Jr.
3,656	(2)	3.42	01/15/2011
7,312	(2)	3.76	08/22/2011
12,613	(2)	4.10	03/07/2012
14,989	(2)	4.10	02/04/2013
32,374	(9)	41,626	4.54	03/26/2015
13,986	(2)	5.47	02/13/2014
29,248	(2)	6.84	01/20/2015
21,936	(5)	8.55	09/15/2012
39,999	(8)	40,001	14.44	12/07/2014
18,455	(11)	55,545	2.11	03/04/2016

	Option Awards					Stock Awards
	Number of		Number of			Number of
	Securities		Securities			Shares or
	Underlying		Underlying			Units of	Market
	Unexercised		Unexercised	Option		Stock That	Value of Shares
	Options		Options	Exercise	Option	Have Not	That Have
	Exercisable		Unexercisable	Price	Expiration	Vested	Not Vested
Name	(#)		(#)	($)	Date	(#)	($)(1)

Michael J. Webb
	60,408	(2)		3.76	08/22/2011
	1,316	(2)		4.10	03/07/2012
	8,043	(2)		4.10	02/04/2013
	24,937	(9)	32,063	4.54	03/26/2015
	7,516	(2)		5.47	02/13/2014
	3,656	(2)		6.84	01/20/2015
	15,416	(6)	4,584	8.15	11/06/2013
	18,280	(5)		8.55	09/15/2012
	23,332	(7)	16,668	13.54	08/16/2014
	7,499	(8)	7,501	14.44	12/07/2014
	14,215	(11)	42,785	2.11	03/04/2016

(1)	Based on $8.35 per share, the last sale price of NxStage common stock on December 31, 2009.

(2)	These stock options were fully exercisable on the date of grant and, upon exercise, were subject to a repurchase right in favor of NxStage. This repurchase right terminated upon the closing of our initial public offering and all such options are currently exercisable.

(3)	This option was granted on September 15, 2005. This option vested as to 20% of the shares on September 15, 2006 and vests in equal monthly installments over the 48 months following September 15, 2006.

(4)	This option was granted on November 27, 2006. This option vested as to 25% of the shares on November 27, 2007 and vests in equal monthly installments over the 36 months following November 27, 2007.

(5)	This option was granted on September 15, 2005. This option vested as to 25% of the shares on September 15, 2006 and in equal monthly installments over the 36 months following September 15, 2006.

(6)	This option was granted on November 6, 2006. This option vests in equal monthly installments over the 48 months following November 6, 2006.

(7)	This option was granted on August 16, 2007. This option vests in equal monthly installments over the 48 months following August 16, 2007.

(8)	This option was granted on December 7, 2007. This option vests in equal monthly installments over the 48 months following December 7, 2007.

(9)	This option was granted on March 27, 2008. This option vests in equal monthly installments over the 48 months following March 27, 2008.

(10)	This restricted stock grant was made on November 27, 2006 and the figure shown represents the unvested portion of the restricted stock grant made. This grant vests in equal installments over 48 months following November 27, 2006.

(11)	This option was granted on March 5, 2009. This option vests in equal monthly installments over the 36 months following March 5, 2009.

The following table sets forth information concerning the exercise of stock options and the vesting of restricted stock during fiscal 2009 for each of the named executive officers.

FISCAL 2009 OPTION EXERCISES AND STOCK VESTED

Stock Awards
	Number of Shares	Value Realized
	Acquired on Vesting	on Vesting
Name	(#)	($)(1)

Jeffrey H. Burbank	—	—
Robert S. Brown	—	—
Winifred L. Swan	2,500	12,453
Joseph E. Turk	—	—
Michael J. Webb	—	—

(1)	Value realized upon vesting is based on the closing sales price of our common stock on the applicable vesting date.

Employment Agreements with Named Executive Officers

We have entered into employment agreements with each of our named executive officers, the terms of which are summarized below.

Jeffrey H. Burbank.  For 2009, we paid Mr. Burbank an annual base salary of $330,000. Mr. Burbank’s salary was increased to $396,000 for 2010. His target short-term incentive award was also increased from 50% to 75% of his base salary pursuant to our 2010 Corporate Bonus Plan. If, before a change in control of NxStage, as defined in his employment agreement, we terminate Mr. Burbank’s employment without cause or he resigns for good reason, each as defined in his employment agreement, then Mr. Burbank will be entitled to receive:

•	severance payments in an amount equal to his then-current base salary, which will be paid over the 12 months following termination of his employment;

•	continued medical coverage during the 12 months following termination of his employment; and

•	continued vesting during the 12 months following termination of his employment in all stock options and stock awards he holds at the time his employment is terminated as if he continued to be employed during such period, and, except as described below, he will have up to 90 days following the expiration of such period to exercise such options.

If, following a change in control, (i) we terminate Mr. Burbank’s employment, or (ii) we had terminated Mr. Burbank’s employment at any time three months prior to announcement of the change in control and we cannot reasonably demonstrate that such termination did not arise in connection with such change in control, or if Mr. Burbank resigns for good reason within 12 months following a change in control, then he will be entitled to:

•	a lump sum severance payment equal to two times his then-current base salary and two times the greater of his annual bonus for the fiscal year preceding his termination or his target bonus for the then-current fiscal year;

•	continue to receive medical coverage during the 24 months following termination of his employment;

•	full vesting and acceleration of stock options and stock awards he holds at the time his employment is terminated and a period of 90 days to exercise such stock options; and

•	receive a gross-up amount on benefits received under this agreement to compensate for excise taxes and associated penalties imposed by Section 4999 of the Internal Revenue Code of 1986, as amended.

Robert S. Brown.  For 2009, we paid Mr. Brown an annual base salary of $250,000. Mr. Brown’s base salary was increased to $268,000 for 2010. His target short-term incentive award was increased from 35% to 40% of his base salary pursuant to our 20010 Corporate Bonus Plan. If, before a change in control of NxStage, we terminate Mr. Brown’s employment without cause or he resigns for good reason, each as defined in his employment agreement, then Mr. Brown will be entitled to receive:

•	severance payments in an amount equal to 0.5 times his then-current base salary, which will be paid over the six months following termination of his employment;

•	continued medical coverage during the six months following termination of his employment; and

•	continued vesting during the six months following termination of his employment in all stock options and stock awards he holds at the time his employment is terminated as if he continued to be employed during such period, and, except as described below, he will have up to 90 days following the expiration of such period to exercise such options.

If, following a change in control, (i) we terminate Mr. Brown’s employment, or (ii) we have terminated Mr. Brown’s employment at any time three months prior to announcement of the change in control, and we cannot reasonably demonstrate that such termination did not arise in connection with such change in control, or if Mr. Brown resigns for good reason within 12 months following a change in control, then he will be entitled to:

•	a lump severance payment equal to his then-current base salary and the greater of his annual bonus for the fiscal year preceding his termination or his target bonus for the then-current fiscal year;

•	continued medical coverage during the 12 months following termination of his employment;

•	full vesting and acceleration of stock options and stock awards he holds at the time his employment is terminated and a period of 90 days to exercise such stock options; and

•	receive a gross-up amount on benefits received under this agreement to compensate for excise taxes and associated penalties imposed by Section 4999 of the Internal Revenue Code of 1986, as amended.

Winifred L. Swan.  For 2009, we paid Ms. Swan an annual base salary of $260,000. Ms. Swan’s base salary was increased to $268,000 for 2010. Her target short-term incentive award remains equal to 35% of her base salary pursuant to our 2010 Corporate Bonus Plan. If, before a change in control of NxStage, as defined in her employment agreement, we terminate Ms. Swan’s employment without cause or she resigns for good reason, each as defined in her employment agreement, then Ms. Swan will be entitled to receive:

•	severance payments in an amount equal to 0.5 times her then-current base salary, which will be paid over the six months following termination of her employment;

•	continued medical coverage during the six months following termination of her employment; and

•	continued vesting during the six months following termination of her employment in all stock options and stock awards she holds at the time her employment is terminated as if she continued to be employed during such period, and, except as described below, will have up to 90 days following the expiration of such period to exercise such options.

If, following a change in control, (i) we terminate Ms. Swan’s employment, or (ii) we had terminated Ms. Swan’s employment at any time three months prior to announcement of the change in control and we cannot reasonably demonstrate that such termination did not arise in connection with such change in control, or if Ms. Swan resigns for good reason within 12 months following a change in control, then she will be entitled to:

•	a lump sum severance payment equal to 1.25 times her then-current base salary and 1.25 times the greater of her annual bonus for the fiscal year preceding her termination or her target bonus for the then-current fiscal year;

•	continue to receive medical coverage during the 15 months following termination of her employment;

•	full vesting and acceleration of stock options and stock awards she holds at the time her employment is terminated and a period of 90 days to exercise such stock options; and

•	receive a gross-up on benefits received under this agreement to compensate for excise taxes and associated penalties imposed by Section 4999 of the Internal Revenue Code of 1986, as amended.

Joseph E. Turk, Jr.   For 2009, we paid Mr. Turk an annual base salary of $260,000. Mr. Turk’s base salary was increased to $268,000 for 2009. His short-term incentive target award was increased from 45% to 50% of his base salary pursuant to our 2010 Corporate Bonus Plan. If, before a change in control of NxStage, as defined in his employment agreement, we terminate Mr. Turk’s employment without cause or he resigns for good reason, each as defined in his employment agreement, then Mr. Turk will be entitled to receive:

•	severance payments in an amount equal to 0.5 times his then-current base salary, which will be paid over the six months following termination of his employment;

•	continued medical coverage during the six months following termination of his employment; and

•	continued vesting during the six months following termination of his employment in all stock options and stock awards he holds at the time his employment is terminated as if he continued to be employed during such period, and, except as described below, will have up to 90 days following the expiration of such period to exercise such options.

If, following a change in control, (i) we terminate Mr. Turk’s employment, or (ii) we had terminated Mr. Turk’s employment at any time three months prior to announcement of the change in control and we cannot reasonably demonstrate that such termination did not arise in connection with such change in control, or if Mr. Turk resigns for good reason within 12 months following a change in control, then he will be entitled to:

•	a lump sum severance payment equal to his then-current base salary and the greater of his annual bonus for the fiscal year preceding his termination or his target bonus for the then-current fiscal year;

•	continue to receive medical coverage during the 12 months following termination of his employment;

•	full vesting and acceleration of stock options and stock awards he holds at the time his employment is terminated and a period of 90 days to exercise such stock options; and

•	receive a gross-up amount on benefits received under this agreement to compensate for excise taxes and associated penalties imposed by Section 4999 of the Internal Revenue Code of 1986, as amended.

Michael J. Webb.  For 2009, we paid Mr. Webb total base salary of $220,000. Mr. Webb’s base salary was increased to $235,000 for 2010. His target short-term incentive award remains equal to 25% of his base salary pursuant to our 2010 Corporate Bonus Plan. If, before a change in control of NxStage, as defined in his employment agreement, we terminate Mr. Webb’s employment without cause or he resigns for good reason, each as defined in his employment agreement, then Mr. Webb will be entitled to receive:

•	severance payments in an amount equal to 0.5 times his then-current base salary, which will be paid over the six months following termination of his employment;

•	continued medical coverage during the six months following termination of his employment; and

•	continued vesting during the six months following termination of his employment in all stock options and stock awards he holds at the time his employment is terminated as if he continued to be employed during such period, and, except as described below, will have up to 90 days following the expiration of such period to exercise such options.

If, following a change in control, (i) we terminate Mr. Webb’s employment, or (ii) we had terminated Mr. Webb’s employment at any time three months prior to announcement of the change in control and we cannot reasonably demonstrate that such termination did not arise in connection with such change in control, or if Mr. Webb resigns for good reason within 12 months following a change in control, then he will be entitled to:

•	a lump sum severance payment equal to his then-current base salary and the greater of his annual bonus for the fiscal year preceding his termination or his target bonus for the then-current fiscal year;

•	continued medical coverage during the 12 months following termination of his employment; and

•	full vesting and acceleration of stock options and stock awards he holds at the time his employment is terminated and a period of 90 days to exercise such stock options.

In addition to the terms set forth above, the executive officers’ employment agreements also provide that each executive officer is entitled to:

•	participate in short-term and long-term incentive programs, which incentive compensation will be subject to the terms of the applicable plans and paid on the basis of the executive officer’s individual performance, as determined by our Board of Directors or Compensation Committee; and

•	receive retirement and welfare benefits that we make available from time to time to our senior level executives.

If an executive officer terminates employment with NxStage voluntarily, other than for good reason, if we terminate an executive officer’s employment as a result of physical or mental disability or for cause, each as defined in the officer’s agreement, or if an executive officer dies, the executive officer will receive compensation and benefits through the last day of employment.

Each of Messrs. Burbank, Brown, Turk and Webb and Ms. Swan has signed agreements providing for the protection of our confidential information and the transfer of ownership rights to intellectual property developed by such executive officer while he or she was employed by us. If the executive officer fails to comply with the provisions of the proprietary information agreement between NxStage and the executive officer, the payments and benefits described above will cease.

Potential Termination and Change in Control Payments

The following table describes the potential payments, benefits and acceleration of vesting applicable to stock options and restricted stock awards pursuant to employment agreements with each of Messrs. Burbank, Brown, Turk and Webb and Ms. Swan. The amounts shown below assume that the termination of each executive is effective as of December 31, 2009. Actual amounts payable to each executive listed below upon his or her termination can only be determined definitively at the time of each executive’s actual departure. The payments and benefits that each officer would receive upon termination are further described above under the heading “Employment Agreements with Named Executive Officers.” In addition to the amounts shown in the table below, each executive would receive payments for amounts of base salary and vacation time accrued through the date of termination. For information relating to compensation earned by each of our named executive officers, see “Executive Compensation — Summary Compensation Table for Fiscal Years-Ended 2009, 2008, and 2007.”

				Termination
				Without Cause
				Three Months Prior to
				Change in Control;
				Termination
				Without Cause
				at Any Time After a
				Change in Control;
				Resignation for
		Termination		Good Reason
		Without Cause		During the 12 Months
		or Resignation		Following a Change
		for Good Reason		in Control
Name	Benefit	($)		($)

Jeffrey H. Burbank	Severence Benefits
	Severence Payments	330,000	(3)	990,000	(6)
	Healthcare Benefits(1)	12,426	(4)	24,851	(7)
	Market Value of Stock Vesting on Termination(2)	626,548	(6)	1,409,756	(8)
	Tax Gross Up	N/A		140,278
	Total	968,974		2,564,885
Robert S. Brown	Severence Benefits
	Severence Payments	125,000	(9)	337,500	(12)
	Healthcare Benefits(1)	6,213	(10)	12,426	(13)
	Market Value of Stock Vesting on Termination(2)	112,262	(11)	505,196	(8)
	Tax Gross Up	N/A		20,664
	Total	243,475		875,786
Winifred L. Swan	Severence Benefits
	Severence Payments	130,000	(9)	438,750	(14)
	Healthcare Benefits(1)	5,692	(10)	14,229	(15)
	Market Value of Stock Vesting on Termination(2)	122,700	(11)	524,334	(8)
	Tax Gross Up	N/A		42,674
	Total	258,392		1,019,986
Joseph E. Turk	Severence Benefits
	Severence Payments	130,000	(9)	377,000	(12)
	Healthcare Benefits(1)	6,213	(10)	12,426	(13)
	Market Value of Stock Vesting on Termination(2)	112,262	(11)	505,196	(8)
	Tax Gross Up	N/A		29,023
	Total	248,475		923,645
Michael J. Webb	Severence Benefits
	Severence Payments	110,000	(9)	275,005	(12)
	Healthcare Benefits(1)	6,213	(10)	12,426	(13)
	Market Value of Stock Vesting on Termination(2)	86,972	(11)	390,055	(8)
	Tax Gross Up	N/A		16,893
	Total	203,185		694,379

(1)	This value is based upon the type of insurance coverage we carried for each executive officer as of December 31, 2009 and is valued at the premiums in effect on December 31, 2009.

(2)	Based on the last sale price of NxStage common stock on December 31, 2009, or $8.35 per share.

(3)	Represents aggregate severance payments equal to Mr. Burbank’s base salary at the time of his termination, payable over the 12-month period following his termination.

(4)	Represents amounts payable over 12 months for continuation of coverage under medical and dental plans for Mr. Burbank, his spouse and his dependents.

(5)	Represents continued vesting of Mr. Burbank’s stock options and stock awards as of December 31, 2009 through December 31, 2010.

(6)	Represents a lump sum payment equal to two times Mr. Burbank’s base salary at the time of his termination plus an amount equal to two times the higher of his annual bonus target for fiscal 2009 or bonus amount paid to him during fiscal 2008.

(7)	Represents amounts payable over 24 months for continuation of coverage under medical and dental plans for Mr. Burbank.

(8)	Represents immediate vesting of all unvested stock options and other stock awards held by the executive as of December 31, 2009.

(9)	Represents aggregate severance payments in an amount equal to 0.5 times the executive’s then current base salary at the time of his or her termination, payable over the following six months.

(10)	Represents amounts payable over six months for continuation of coverage under medical and dental plans for the executive.

(11)	Represents continued vesting of the executive’s stock options and stock awards for six months following termination.

(12)	Represents a lump sum payment equal to the executive’s then current base salary at the time of his or her termination plus an amount equal to the higher of the annual bonus target for fiscal 2009 or bonus amount paid to the executive during fiscal 2008.

(13)	Represents amounts payable over 12 months for continuation of coverage under medical and dental plans for the executive.

(14)	Represents a lump sum payment equal to 1.25 times Ms. Swan’s then current base salary at the time of her termination plus an amount equal to 1.25 times the higher of the annual bonus target for fiscal 2009 or bonus amount paid to Ms. Swan during fiscal 2008.

(15)	Represents amounts payable over 15 months for continuation of coverage under medical and dental plans for Ms. Swan.

Securities Authorized for Issuance Under Our Equity Compensation Plan

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2009.

Equity Compensation Plan Information

	Number of		Number of Securities
	Securities to be		Remaining Available for
	Issued Upon		Future Issuance
	Exercise of	Weighted-Average	Under Equity
	Outstanding	Exercise Price of	Compensation Plans
	Options	Outstanding Options	(Excluding Securities
	and Awards	and Awards	Reflected in Column(a))
Plan Category	(a)(1)	(b)	(c)(2)

Equity compensation plans approved by security holders	6,862,885	$6.86	3,040,791

(1)	Consists of 6,850,050 stock options and 12,835 unvested restricted stock.

(2)	Consists of 2,644,303 shares of common stock available for future issuance under our 2005 Stock Incentive Plan and 396,488 shares available for future issuance under our 2005 Employee Stock Purchase Plan.

Director Compensation

Under our non-employee director compensation policy, last amended in March 2006, our non-employee directors receive:

•	a $15,000 annual retainer for their service as directors, to be paid quarterly in advance;

•	$2,500 for each Board meeting attended by the director in person, $1,000 for each Board meeting attended by telephone and $1,000 for each committee meeting attended where the committee meeting is scheduled on a date other than a Board meeting;

•	if he or she is a member of the Audit Committee, an additional annual retainer of $6,000 (or $10,000 for the Audit Committee Chair), paid quarterly in advance;

•	if he or she is a member of any committee other than the Audit Committee, an additional annual retainer of $4,000 for each other committee, paid quarterly in advance;

•	expense reimbursement for attending Board of Directors and committee meetings; and

•	on the date of our annual meeting of stockholders at which a non-employee director is elected, a fully vested stock option to purchase 14,000 shares of our common stock with an exercise price equal to the then fair market value of our common stock, as determined by the closing price of our common stock on the date of the annual meeting. For a director elected or otherwise appointed to the Board of Directors on a date other than the date of an annual meeting of stockholders, such director will receive a fully vested stock option to purchase 14,000 shares of our common stock pro-rated for the annual period that remains between the date he or she is first elected to the Board and the date of the next annual meeting of stockholders.

No director shall receive more than $50,000 in any calendar year for Board fees, without the prior approval of the Compensation Committee.

Our non-employee director compensation policy provides that directors may elect to receive shares of our common stock in lieu of the cash compensation described above. A director must make his election to receive equity in lieu of cash compensation on the date of the annual meeting of stockholders at which such director is elected. A director’s election to receive equity in lieu of cash compensation will apply to all compensation to be paid after the date of election and will remain in effect until the next annual meeting of stockholders. If a non-employee director elects to receive equity in lieu of cash, we will issue the director shares of our common stock on the last business day of each calendar quarter in an amount equal to the quotient of the total cash consideration due as of the last business day of each calendar quarter and the closing price of our common stock on the last trading day of that quarter. Presently, each of Dr. Chambon and Messrs. Giannini, Moore and Perper has elected to receive shares of common stock in lieu of cash compensation for their service on our Board of Directors. All shares of our common stock issued to our directors in lieu of cash are issued under our 2005 Stock Incentive Plan.

We do not compensate directors who are also employees for their services as directors.

The following table sets forth information concerning the compensation of our directors who are not also named executive officers for the fiscal year ended December 31, 2009.

DIRECTOR COMPENSATION

	Fees Earned
	or Paid in	Stock	Option
	Cash	Awards	Awards	Total
	($)(1)	($)(2)	($)(3)(4)	($)

Philippe O. Chambon	—	50,000	26,040	76,040
Daniel A. Giannini	—	50,000	26,040	76,040
Reid S. Perper	—	45,500	26,040	71,540
David S. Utterberg	34,500		26,040	60,540
Craig W. Moore	—	50,000	26,040	76,040
Jonathan T. Silverstein	36,500		26,040	62,540
Earl Lewis	41,500		26,040	67,540

(1)	The fees earned by our non-employee directors in fiscal 2009 consist of the following: (i) an annual retainer, (ii) $2,500 for each Board meeting attended by the director in person, $1,000 for each Board meeting attended by telephone and $1,000 for each committee meeting attended where the committee meeting is scheduled on a date other than a Board meeting date, and (iii) an annual fee for chairing and being a member of each of the audit, compensation and nominating and corporate governance committees. See footnote 2 below for shares of common stock issued in lieu of this cash compensation to certain of our directors.

(2)	The amounts in this column reflect grant date fair value for the fiscal year ended December 31, 2009 in accordance with ASC 718. These shares were issued pursuant to our non-employee director compensation policy, as amended in March 2006, in connection with the election by each of Messrs. Chambon, Giannini, Perper and Moore to receive shares of our common stock in lieu of cash compensation during fiscal 2009. Accordingly, we issued shares of our common stock to each of these directors as follows:

		Consideration	Price of		Total Shares of
		Due as of	Common Stock		Common Stock
		Last Business	on Last Trading		Issued in Lieu of
		Day of Quarter	Day of Quarter	Equity	Cash Consideration
Name	Quarter Ending	($)	($)	Issuance Date	#

Phillippe O. Chambon	3/31/2009	16,250	2.58	3/31/2009	6,298
	6/30/2009	12,750	5.90	6/30/2009	2,161
	9/30/2009	10,250	6.69	9/30/2009	1,532
	12/31/2009	10,750	8.35	12/31/2009	1,287
Daniel A. Giannini	3/31/2009	14,750	2.58	3/31/2009	5,717
	6/30/2009	15,250	5.90	6/30/2009	2,584
	9/30/2009	10,750	6.69	9/30/2009	1,606
	12/31/2009	9,250	8.35	12/31/2009	1,107
Reid S. Perper	3/31/2009	12,750	2.58	3/31/2009	4,941
	6/30/2009	13,250	5.90	6/30/2009	2,245
	9/30/2009	9,750	6.69	9/30/2009	1,457
	12/31/2009	9,750	8.35	12/31/2009	1,167
Craig W. Moore	3/31/2009	16,250	2.58	3/31/2009	6,298
	6/30/2009	15,250	5.90	6/30/2009	2,584
	9/30/2009	11,750	6.69	9/30/2009	1,756
	12/31/2009	6,750	8.35	12/31/2009	808

(3)	The amounts in this column reflect grant date fair value for the fiscal year ended December 31, 2009, in accordance with ASC 718 of stock options granted under our equity plans and may include amounts from stock options granted in and prior to 2009. There can be no assurance that the ASC 718 amounts will ever be realized. The assumptions we used to calculate these amounts are included in footnote 14 to our audited financial statements for the fiscal year ended December 31, 2009 included in our Annual Report on Form 10-K filed with the SEC on March 12, 2010.

(4)	On May 28, 2009, the day of our 2009 annual meeting of stockholders, we granted each of our non-employee directors, including Messrs. Chambon, Giannini, Lewis, Perper, Moore, Silverstein and Utterberg, an option to purchase 14,000 shares of our common stock, each with an exercise price equal to $3.38 per share, the closing price of our common stock on the date of the 2009 annual meeting. All such options were immediately exercisable on the date of grant.

The following table shows the aggregate number of shares of common stock subject to outstanding stock options for each director not listed as a named executive officer as of December 31, 2009.

Shares
Subject to
Stock
Name	Options

Phillippe O. Chambon	68,000
Daniel A. Giannini	71,000
Reid S. Perper	68,000
David S. Utterberg	68,000
Craig W. Moore	86,791
Jonathan T. Silverstein	25,667
Earl R. Lewis	22,166

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Messrs. Lewis and Moore and Dr. Chambon. No member of the Compensation Committee was at any time during fiscal 2009, or formerly, an officer or employee of ours or any subsidiary of ours. During 2009 and 2008, Mr. Lewis was President and CEO of Flir Systems, Inc. No member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

No executive officer of NxStage has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of NxStage or member of our Compensation Committee.

PROPOSAL 2 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Board of Directors believes that the selection of Ernst & Young LLP as our independent registered public accounting firm is in the best interest of NxStage and our stockholders and therefore recommends a vote FOR this proposal.

Our Audit Committee has selected the firm of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year. Ernst & Young LLP has served as our independent registered public accounting firm since 2002. Although stockholder approval of the selection of Ernst & Young LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at our annual meeting, our Audit Committee will reconsider its selection of Ernst & Young LLP. Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. Based solely on our review of copies of Section 16(a) reports furnished to us and representations made to us, we believe that during 2009 our officers, directors and holders of more than 10% of our common stock complied with all Section 16(a) filing requirements.

Delivery of Security Holder Documents

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Notice of Internet Availability of Proxy Materials, proxy statement and Annual Report to Stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of these documents to you if you call or write us at the following address: 439 South Union Street, 5th Floor, Lawrence, Massachusetts 01843, Attention: Investor Relations, or 978-687-4700. If you want to receive separate copies of the Notice of Internet Availability of Proxy Materials, proxy statement or Annual Report to Stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address.

Stockholder Proposals for the 2011 Annual Meeting

Proposals of stockholders intended to be presented at the 2011 Annual Meeting of Stockholders must be received by us at our principal office in Lawrence, Massachusetts not later than December 30, 2010 for inclusion in the proxy statement for that meeting.

In addition, our bylaws require that we be given advance notice of stockholder nominations for election to our Board of Directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders, other than matters included in our proxy statement in accordance with Rule 14a-8. The required notice must be in writing and received by our Corporate Secretary, Winifred L. Swan, at our principal offices not later than 90 days nor more than 120 days prior to the first anniversary of our 2010 Annual Meeting of Stockholders. However, if the 2011 Annual Meeting of Stockholders is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the 2010 Annual Meeting of Stockholders, notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (1) the 90th day prior to such annual meeting and (2) the 10th day following the date on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever occurs first. Our bylaws also specify requirements relating to the content of the notice which stockholders must provide, including a stockholder nomination for election to the Board of Directors, to be properly presented at the 2011 Annual Meeting of Stockholders.

By Order of the Board of Directors,

WINIFRED L. SWAN
Secretary

April 29, 2010

OUR BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
NXSTAGE MEDICAL, INC.
2010 ANNUAL MEETING OF STOCKHOLDERS
MAY 27, 2010
      Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) Robert S. Brown and Winifred L. Swan, or each of them, with full power of substitution, as proxies for those signing on the reverse side to act and vote at the 2010 Annual Meeting of Stockholders of NxStage Medical, Inc. and at any adjournments thereof as indicated upon all matters referred to on the reverse side and described in the proxy statement for the annual meeting, and, in their discretion, upon any other matters which may properly come before the annual meeting.
      THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL NUMBER 2.
      Please sign this proxy exactly as your name appears hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, this signature should be that of an authorized officer who should state his or her title.
UNLESS YOU INTEND TO VOTE YOUR SHARES BY INTERNET OR
TELEPHONE, PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD
PROMPTLY IN ENCLOSED REPLY ENVELOPE
ADDRESS CHANGES/COMMENTS?

(If you noted any address changes/comments above, please mark corresponding box on other side)
NOT UPDATED CONTINUED AND TO BE SIGNED ON REVERSE SIDE NOT UPDATED

NXSTAGE 439 SOUTH UNION ST., 5th FLR LAWRENCE, MA 01843 ATTN:	VOTE BY INTERNET—www.investorvote.com/NXTM. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE 1-800-652-VOTE (8683)
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to NxStage Medical, Inc., c/o Computershare Investor Services, PO Box 43010, Providence, RI 02940-3010

TO VOTE, MARK BLOCKS IN BLUE OR BLACK INK AS FOLLOWS	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
A VOTE FOR THE DIRECTOR NOMINEES AND FOR PROPOSAL NUMBER 2 IS
RECOMMENDED BY THE BOARD OF DIRECTORS.

For All
	For	Withhold	Except
1. Election of Directors NOMINEES (01) Jeffrey H. Burbank				To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below. The shares will be voted for the remaining nominee(s).

(02) Philippe O. Chambon

(03) Daniel A. Giannini

(04) Earl R. Lewis

(05) Craig W. Moore

(06) Reid S. Perper

(07) Jonathan T. Silverstein

(08) David S. Utterberg

2. To ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for 2010.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.
For address changes/comments, please check this box and write them on the back where indicated

	YES	NO
HOUSEHOLDING ELECTION. Please indicate if you consent to receive certain future investor communications in a single package per household

Signature:	Date:

Signature:	Date: